                                                                    EXHIBIT 10.3

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           STERLING BANCSHARES, INC.,

                                  SB 2003, INC.

                                       AND

                         SOUTH TEXAS CAPITAL GROUP, INC.

                              DATED AUGUST 18, 2003

                                TABLE OF CONTENTS

ARTICLE I  CERTAIN DEFINITIONS................................................................................   2
    Section 1.1      Certain Definitions......................................................................   2

ARTICLE II  THE MERGER AND RELATED TRANSACTIONS...............................................................   8
    Section 2.1      Merger...................................................................................   8
    Section 2.2      Time and Place of Closing................................................................   8
    Section 2.3      Effective Time...........................................................................   8

ARTICLE III  MERGER CONSIDERATION; EXCHANGE PROCEDURES........................................................   8
    Section 3.1      Merger Consideration.....................................................................   8
    Section 3.2      Company Stock Options....................................................................  10

ARTICLE IV  EXCHANGE OF SHARES................................................................................  10
    Section 4.1      Exchange Agent...........................................................................  10
    Section 4.2      Exchange Procedures......................................................................  11
    Section 4.3      Voting and Dividends.....................................................................  12
    Section 4.4      No Further Ownership Rights in Company Common Stock......................................  12
    Section 4.5      No Fractional Shares.....................................................................  12
    Section 4.6      Termination of Exchange Fund.............................................................  13
    Section 4.7      Escheat of Exchange Fund.................................................................  13
    Section 4.8      Lost Certificates........................................................................  13

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................................  13
    Section 5.1      Organization, Standing and Authority.....................................................  13
    Section 5.2      Company Common Stock.....................................................................  14
    Section 5.3      Subsidiaries.............................................................................  15
    Section 5.4      Authorization of Merger and Related Transactions.........................................  16
    Section 5.5      Financial Statements and Regulatory Reports..............................................  17
    Section 5.6      Absence of Undisclosed Liabilities.......................................................  18
    Section 5.7      Tax Matters..............................................................................  18
    Section 5.8      Allowance for Credit Losses..............................................................  20
    Section 5.9      Other Regulatory Matters.................................................................  20
    Section 5.10     Properties...............................................................................  20
    Section 5.11     Compliance with Laws.....................................................................  20
    Section 5.12     Employee Benefit Plans...................................................................  21
    Section 5.13     Commitments and Contracts................................................................  23
    Section 5.14     Material Contract Defaults...............................................................  24
    Section 5.15     Legal Proceedings........................................................................  24
    Section 5.16     Absence of Certain Changes or Events.....................................................  24
    Section 5.17     Reports..................................................................................  26
    Section 5.18     Insurance................................................................................  26
    Section 5.19     Labor....................................................................................  26
    Section 5.20     Material Interests of Certain Persons....................................................  26

    Section 5.21     Registration Obligations.................................................................  27
    Section 5.22     Brokers and Finders and Executive Bonus..................................................  27
    Section 5.23     State Takeover Laws......................................................................  27
    Section 5.24     Environmental Matters....................................................................  27
    Section 5.25     Loans....................................................................................  29
    Section 5.26     Fiduciary Responsibilities...............................................................  29
    Section 5.27     Patents, Trademarks and Copyrights.......................................................  29
    Section 5.28     Company Action...........................................................................  29
    Section 5.29     Dissenting Shareholders..................................................................  30
    Section 5.30     Company Indebtedness.....................................................................  30
    Section 5.31     Statements True and Correct..............................................................  30

ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF STERLING........................................................  30
    Section 6.1      Organization, Standing and Authority.....................................................  31
    Section 6.2      Sterling Capital Stock...................................................................  31
    Section 6.3      Authorization of Merger and Related Transactions.........................................  31
    Section 6.4      Financial Statements.....................................................................  32
    Section 6.5      Sterling SEC Reports.....................................................................  33
    Section 6.6      Regulatory Matters.......................................................................  33
    Section 6.7      Legal Proceedings........................................................................  33
    Section 6.8      Brokers and Finders......................................................................  33
    Section 6.9      Merger Consideration.....................................................................  33
    Section 6.10     Absence of Undisclosed Liabilities.......................................................  34
    Section 6.11     Tax Matters..............................................................................  34
    Section 6.12     Allowance for Credit Losses..............................................................  35
    Section 6.13     Compliance with Laws.....................................................................  35
    Section 6.14     Absence of Certain Changes or Events.....................................................  36
    Section 6.15     Reports..................................................................................  36
    Section 6.16     Registration Statement...................................................................  36

ARTICLE VII  CONDUCT OF THE COMPANY'S BUSINESS................................................................  36
    Section 7.1      Conduct of Business Prior to the Effective Time..........................................  36
    Section 7.2      Forbearances.............................................................................  38

ARTICLE VIII  ADDITIONAL AGREEMENTS...........................................................................  40
    Section 8.1      Access and Information...................................................................  40
    Section 8.2      Registration Statement and Proxy Statement...............................................  42
    Section 8.3      Company Shareholder's Meeting............................................................  43
    Section 8.4      Filing of Regulatory Approvals...........................................................  43
    Section 8.5      Press Releases...........................................................................  44
    Section 8.6      Company Options..........................................................................  44
    Section 8.7      Miscellaneous Agreements and Consents....................................................  44
    Section 8.8      Affiliates Letters.......................................................................  44
    Section 8.9      Indemnification..........................................................................  45
    Section 8.10     Certain Change of Control Matters........................................................  46

    Section 8.11     Employee Benefits........................................................................  46
    Section 8.12     Certain Actions..........................................................................  47
    Section 8.13     No Solicitation..........................................................................  47
    Section 8.14     Termination Fee..........................................................................  49
    Section 8.15     Accruals.................................................................................  49
    Section 8.16     Certain Agreements.......................................................................  50
    Section 8.17     Release Agreements.......................................................................  50
    Section 8.18     Nasdaq Listing...........................................................................  50
    Section 8.19     Post-Closing Actions.....................................................................  50
    Section 8.20     Banker's and Finder's Fees...............................................................  50
    Section 8.21     Notification; Updated Disclosure Memorandums.............................................  50
    Section 8.22     Closing Date.............................................................................  51
    Section 8.23     Certain Tax Matters......................................................................  51
    Section 8.24     Employee Bonuses.........................................................................  52

ARTICLE IX  CONDITIONS TO MERGER..............................................................................  53
    Section 9.1      Conditions to Each Party's Obligation to Effect the Merger...............................  53
    Section 9.2      Conditions to Obligations of the Company to Effect the Merger............................  53
    Section 9.3      Conditions to Obligations of Sterling and Bancorporation to Effect the Merger............  54

ARTICLE X  TERMINATION........................................................................................  56
    Section 10.1     Termination..............................................................................  56
    Section 10.2     Effect of Termination....................................................................  57
    Section 10.3     Non-Survival of Representations, Warranties and Covenants................................  57

ARTICLE XI  GENERAL PROVISIONS................................................................................  58
    Section 11.1     Expenses.................................................................................  58
    Section 11.2     Entire Agreement; Parties in Interest....................................................  58
    Section 11.3     Amendments...............................................................................  58
    Section 11.4     Waivers..................................................................................  58
    Section 11.5     No Assignment............................................................................  59
    Section 11.6     Notices..................................................................................  59
    Section 11.7     Specific Performance.....................................................................  59
    Section 11.8     Governing Law............................................................................  60
    Section 11.9     Counterparts.............................................................................  60
    Section 11.10    Captions.................................................................................  60
    Section 11.11    Severability.............................................................................  60

Attachments:
      Annex A.       Agreement and Irrevocable Proxy.

      Annex B.       Form of Noncompete Agreement.

      Annex C.       Form of Affiliate Letter.

      Annex D.       Form of Release Agreement.

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated August 18, 2003, is by and among STERLING BANCSHARES, INC. ("Sterling"), a Texas corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), SB 2003, INC., a Texas corporation and a wholly owned subsidiary of Sterling ("Merger Sub"), and SOUTH TEXAS CAPITAL GROUP, INC., a Texas corporation and a registered bank holding company under the BHCA (the "Company"). Capitalized terms not otherwise defined herein shall have the meanings set forth in Article I.

                              W I T N E S S E T H:

         WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, Sterling will acquire the Company through the merger of Merger Sub with and into the Company, or by such other means as provided for herein (the "Merger"); and

         WHEREAS, pursuant to the Merger, and upon the terms and subject to the conditions of this Agreement, each issued and outstanding share of Company Common Stock (other than the Dissenting Shares) will be converted into the right to receive cash and shares of Sterling Common Stock; and

         WHEREAS, (i) the respective Boards of Directors of Sterling, Merger Sub and the Company have each determined that this Agreement, the Merger and the transactions contemplated hereby are in the best interests of their respective companies and shareholders and have approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) the Board of Directors of the Company has unanimously (a) determined, based upon such factors as it considers material, that the consideration to be paid for the outstanding shares of Company Common Stock is fair to the shareholders of the Company and (b) resolved to recommend to the shareholders of the Company that they vote in favor of adoption of this Agreement, and (iii) Sterling, as the parent of Merger Sub, has approved and adopted this Agreement, the Merger and the transactions contemplated hereby; and

         WHEREAS, to induce Sterling to enter into this Agreement (i) the Company Specified Shareholders have agreed, concurrently with the execution of this Agreement, to execute and deliver to Sterling an Agreement and Irrevocable Proxy in the form set forth as Annex A to this Agreement, and (ii) Richard E. Lane and Paul D. Thornton have agreed, concurrently with the execution of this Agreement, to execute and deliver their respective Noncompete Agreements to Sterling;

         WHEREAS, after the Merger, Sterling intends to effect the merger (the "Delaware Merger") of the Company, with and into Sterling Bancorporation, Inc., a Delaware corporation, a wholly owned subsidiary of Sterling
("Bancorporation"), with Bancorporation as the surviving corporation;

         WHEREAS, after the Merger, Sterling intends to effect the merger (the "Bank Merger") of Plaza Bank, a wholly owned subsidiary of the Company (the "Bank"), with and into Sterling

Bank, a wholly owned subsidiary of Bancorporation and an indirect wholly owned subsidiary of Sterling ("Sterling Bank"), with Sterling Bank as the surviving bank; and

         WHEREAS, Sterling and the Company desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger and the related transactions contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

         Section 1.1 Certain Definitions.

         As used in this Agreement, the following terms shall have the meanings set forth below:

         "Acquisition Proposal" shall have the meaning set forth in Section
8.13.

         "Acquisition Transaction" shall have the meaning set forth in Section 8.13.

         "Affiliate" shall mean, with respect to any Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

         "Affiliate Letter" shall have the meaning set forth in Section 8.8.

         "Agreement" shall have the meaning set forth in the introduction hereto.

         "Approvals" shall mean any and all filings, permits, consents, authorizations and approvals of any governmental or regulatory authority or of any other third person necessary to give effect to the arrangement contemplated by this Agreement or necessary to consummate the Merger.

         "Authorizations" shall have the meaning set forth in Section 5.1.

         "Average Closing Price" shall mean the average closing price per share of the Sterling Common Stock (rounded to the nearest cent) on the Nasdaq (as reported in The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Sterling) for the ten (10) consecutive trading days in which such shares are quoted on the Nasdaq ending on the trading day immediately prior to the Determination Date.

         "BHCA" shall have the meaning set forth in the introduction to this Agreement.

         "Bancorporation" shall have the meaning set forth in the introduction to this Agreement.

         "Bank" shall have the meaning set forth in the recitals to this Agreement.

         "Bank Merger" shall have the meaning set forth in the recitals to this Agreement.

         "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed.

         "Certificates" shall have the meaning set forth in Section 4.2.

         "Closing" shall have the meaning set forth in Section 2.2.

         "Closing Date" shall have the meaning set forth in Section 2.2.

         "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Commissioner" shall mean the Texas Banking Commissioner.

         "Company" shall have the meaning set forth in the introductory paragraph to this Agreement.

         "Company Benefit Plans" shall have the meaning set forth in Section
5.12.

         "Company Board" shall mean the Board of Directors of the Company.

         "Company Common Stock" shall mean the common stock, par value $1.00 per share, of the Company.

         "Company Disclosure Memorandum" shall mean that document containing the written detailed information required to be furnished pursuant to the terms of this Agreement prepared and delivered by the Company to Sterling prior to the execution of this Agreement.

         "Company Financial Statements" shall have the meaning set forth in
Section 5.5.

         "Company Indebtedness" shall mean all liabilities, indebtedness or obligations of the Company, and its Subsidiaries, on a consolidated basis (i) for borrowed money or loans, (ii) constituting an obligation to pay the deferred purchase price of property or services, (iii) which (A) under GAAP should be shown on the Company's balance sheet as a liability, and (B) are payable more than one year from the date of creation, or (iv) constituting principal under leases capitalized in accordance with GAAP; provided that the term shall not include deposits of the Bank.

         "Company Material Adverse Effect" shall have the meaning set forth in
Section 5.1.

         "Company Options" shall have the meaning set forth in Section 3.2(a).

         "Company Shareholders' Meeting" shall have the meaning set forth in
Section 5.31.

         "Company Shares Number" shall mean the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including all shares of Company Common Stock issuable upon the exercise of any options, warrants, debentures, or other securities which are in effect or outstanding prior to the Effective Time entitling the holder thereof to purchase or acquire shares of the Company Common Stock) less any Dissenting Shares and any shares of Company Common Stock cancelled pursuant to Section 3.1(c).

         "Company Specified Shareholders" shall mean Richard E. Lane, Paul D. Thornton, Michael L. Garrett, Charles F. Krause, and Gary W. Wolff.

         "Company Stock Plan" shall have the meaning set forth in Section 5.12.

         "Condition" shall have the meaning set forth in Section 5.1.

         "Delaware Merger" shall have the meaning set forth in the recitals to this Agreement.

         "Determination Date" shall mean fifth trading day preceding the anticipated Closing Date.

         "Dissenting Share" shall have the meaning set forth in Section 3.1.

         "Effective Time" shall have the meaning set forth in Section 2.3.

         "Employee" shall mean any current or former employee, officer or director, independent contractor or retiree of the Company, its Subsidiaries and any dependent or spouse thereof.

         "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as a Hazardous Substance, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

         "ERISA" shall have the meaning set forth in Section 5.12.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" shall have the meaning set forth in Section 4.1.

         "Exchange Fund" shall have the meaning set forth in Section 4.1.

         "Expenses" shall have the meaning set forth in Section 8.14.

         "FDIC" shall mean the Federal Deposit Insurance Corporation.

         "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System and any Federal Reserve Bank.

         "GAAP" shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

         "Hazardous Substances" shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of "pollutant," "hazardous material," "contaminant," "toxic waste," "hazardous substance," "hazardous waste," "solid waste," or "regulated substance" pursuant to applicable Environmental Laws and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde.

         "Indemnified Party" shall have the meaning set forth in Section 8.9.

         "Key Company Officials" shall mean Richard E. Lane, Paul D. Thornton, Michael L. Garrett, Charles F. Krause, and Gary W. Wolff.

         "Law" shall mean any United States (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree;

         "Liens" shall have the meaning set forth in Section 5.3.

         "Maximum Amount" shall have the meaning set forth in Section 8.9.

         "Merger" shall have the meaning set forth in the recitals to this Agreement.

         "Merger Consideration" shall have the meaning set forth in Section 3.1(b).

         "Merger Sub" shall have the meaning set forth in the recitals to this Agreement.

         "Nasdaq" shall mean the Nasdaq National Market of the National Association of Securities Dealers, Inc.

         "Noncompete Agreements" shall mean the Noncompete Agreements in the form of Annex B attached hereto executed by Richard E. Lane and Paul D. Thornton.

         "Order" shall mean any decree, judgment, injunction, ruling, writ or other order (whether temporary, preliminary or permanent).

         "Permitted Liens" shall mean (i) Liens for current taxes not yet due and payable and incurred in the ordinary course of business, (ii) with respect to a lease, the interest of the lessor thereunder, including any Liens on the interest of such lessor, and (iii) such imperfections of title, Liens, restrictions and easements that do not materially impair the use or value of the properties or assets or otherwise materially impair the current operations relating to the business of the Company or its Subsidiaries or the Company's consolidated financial condition or consolidated results of operations.

         "Person" or "person" shall mean any individual, corporation, limited liability company, association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Pre-Closing Taxable Period" shall mean (i) any taxable period ending on or before the Closing Date and (ii) with respect to any taxable period beginning on or before Closing Date and ending after the Closing Date, the portion of such taxable period that is on or before the Closing Date ("Taxable Period to Date").

         "Proxy Statement" shall have the meaning set forth in Section 5.31.

         "Registration Statement" shall have the meaning set forth in Section
8.2.

         "Regulatory Agreement" shall have the meaning set forth in Section
5.11.

         "Regulatory Authorities" shall have the meaning set forth in Section 5.11.

         "Regulatory Reporting Document" shall have the meaning set forth in
Section 5.5.

         "Remedies Exception" shall mean any bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium or similar law affecting creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         "Reports" shall have the meaning set forth in Section 5.17.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Sterling" shall have the meaning set forth in the introduction to this Agreement.

         "Sterling Bank" shall have the meaning set forth in the recitals to this Agreement.

         "Sterling Common Stock" shall mean the common stock, par value $1.00 per share of Sterling.

         "Sterling Disclosure Memorandum" shall mean that document containing the written detailed information required to be furnished pursuant to the terms of this Agreement prepared and delivered by Sterling to the Company prior to the execution of this Agreement.

         "Sterling Financial Statements" shall have the meaning set forth in
Section 6.4.

         "Sterling Material Adverse Effect" shall have the meaning set forth
Section 6.1.

         "Sterling SEC Reports" shall have the meaning set forth in 0.

         "Subsidiary" shall mean, in the case of either Sterling or the Company, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

         "Superior Proposal" shall have the meaning set forth in Section 10.1.

         "Surviving Corporation" shall have the meaning set forth in Section
2.1.

         "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including, without limitation, any interest, penalties or additions thereto whether disputed or not.

         "Taxable Period" shall mean any period prescribed by any governmental authority, including, but not limited to, the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

         "Tax Return" shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any return of an affiliated or combined or unitary group that includes the Company or any of its Subsidiaries.

         "TBCA" shall mean the Texas Business Corporation Act, as amended.

         "Termination Fee" shall have the meaning set forth in Section 8.14.

                                   ARTICLE II
                       THE MERGER AND RELATED TRANSACTIONS

         Section 2.1 Merger.

         (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the TBCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and as a subsidiary of Sterling.

         (b) The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation.

         (c) The bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

         (d) The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

         (e)      The Merger shall have the effects set forth in the TBCA.

         Section 2.2 Time and Place of Closing.

         The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Locke Liddell & Sapp LLP in Houston, Texas on the date (the "Closing Date") that the Effective Time occurs, or at such other time, and at such place, as may be agreed to in writing by the parties hereto.

         Section 2.3 Effective Time.

         On the Business Day mutually agreed to by Sterling and the Company occurring within ten (10) Business Days following the date on which the expiration of all applicable waiting periods in connection with approvals of governmental authorities necessary to effectuate the Merger occurs and all conditions to the consummation of this Agreement are satisfied or waived, unless an earlier or later date has been agreed by the parties, appropriate articles of merger shall be executed and filed in accordance with the TBCA, and the Merger provided for herein shall become effective upon such filing or at such time as may be specified in such articles of merger. The time of such filing or such later effective time is herein called the "Effective Time."

                                  ARTICLE III
                    MERGER CONSIDERATION; EXCHANGE PROCEDURES

         Section 3.1 Merger Consideration.

         (a) Subject to the terms and conditions of this Agreement, each share of Company Common Stock that is outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and any shares of Company Common Stock cancelled pursuant to Section 3.1(c) shall be converted into and become the right to receive cash and shares of Sterling Common Stock as set forth in this Article III.

         (b) Subject to the terms and conditions of this Agreement, each share of Company Common Stock (other than the shares of Company Common Stock to be cancelled as set forth in Section 3.1(c) or Dissenting Shares) will be converted into and represent the right to receive consideration consisting of a combination of shares of Sterling Common Stock and an amount of cash as each is determined in accordance with Section 3.1(b)(i) and (ii) below, which, together with the consideration provided for in Section 4.5 hereinbelow with respect to fractional shares, is referred to herein as the "Merger Consideration":

                  (i) an amount payable in cash equal to $16,000,000 divided by the Company Shares Number, plus

                  (ii) a number of shares of Sterling Common Stock equal to 125,000 divided by the Company Shares Number.

         (c) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Sterling, Bancorporation or any direct or indirect wholly owned Subsidiary of Sterling or the Company immediately prior to the Effective Time shall be canceled without any conversion and no payment or distribution shall be made with respect thereto.

         (d) Each of the shares of common stock of the Merger Sub issued and outstanding immediately before the Effective Time shall be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the share so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         (e) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Sterling Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in accordance with Section 4.5 hereof. No such holder will be entitled to dividends, voting rights or other rights as a shareholder in respect of any fractional share.

         (f) Notwithstanding anything in this Agreement to the contrary, no share of Company Common Stock, the holder of which shall have complied with the provisions of Article 5.12 of the TBCA as to appraisal rights (a "Dissenting Share"), shall be deemed converted into and to represent the right to receive the Merger Consideration hereunder, and the holders of Dissenting Shares, if any, shall be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Article 5.12 of the TBCA; provided, however, that (i) if any holder of Dissenting

Shares shall, under the circumstances permitted by the TBCA, subsequently deliver a written withdrawal of his or her demand for appraisal of such Dissenting Shares, (ii) if any holder fails to establish his or her entitlement to rights to payment as provided in such Article 5.12, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Article 5.12, such holder or holders (as the case may be) shall forfeit such right to payment for such Dissenting Shares pursuant to such
Article 5.12 and each such Dissenting Share shall thereupon be converted into and shall represent the right to receive the Merger Consideration therefore. The Company shall give Sterling (i) prompt notice of any written objections to the Merger submitted to the Company in accordance with Article 5.12, attempted withdrawals of such objections, and any other instruments served pursuant to applicable law received by the Company relating to shareholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the TBCA. The Company shall not, except with the prior written consent of Sterling, voluntarily make any payment with respect to any demands for appraisals of Company Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

         (g) The ratio of the number of shares of Sterling Common Stock to be exchanged for each share, respectively, set forth in subsection (b)(ii) above shall be adjusted appropriately to reflect any stock dividend reclassification, split-up, combination, exchange of shares or similar transaction with respect to the Sterling Common Stock between the date of this Agreement and the Determination Date.

         Section  3.2 Company Stock Options.

         (a) Prior to the Closing Date, the Company shall (i) cause each unexpired and unexercised option of the Company ("Company Options") to either be
(a) exercised and fully paid and converted into shares of Company Common Stock, or (b) terminated, and (ii) cause the Company's Executive Long-Term Stock Investment Plan to be terminated. A list of the Company Options is set forth in
Section 5.2 of the Company Disclosure Memorandum.

         (b) The Company shall take all actions necessary or reasonably requested by Sterling to ensure that following the Effective Time, no holder of any Company Option will have any right thereunder to acquire any equity securities of the Company, Sterling or any of their respective Subsidiaries or any right to payment in respect of any such securities of the Company except for payment of the Merger Consideration with respect to the shares of Company Common Stock into which such Company Options are converted prior to the Effective Time.

                                   ARTICLE IV
                               EXCHANGE OF SHARES

         Section 4.1 Exchange Agent.

         As of the Effective Time, Sterling shall deposit with a bank or trust company designated by Sterling and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article

IV, (i) certificates representing the shares of Sterling Common Stock and (ii) cash, each in an amount sufficient to make all payments of the Merger Consideration pursuant to Article III. Such shares of Sterling Common Stock and cash, together with any dividends or distributions with respect thereto paid in respect of a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund". The Exchange Agent shall, pursuant to irrevocable instructions from Sterling, deliver the Merger Consideration contemplated to be issued pursuant hereto out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

         Section 4.2 Exchange Procedures.

         Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the "Certificates"), other than shares canceled in accordance with Section 3.1(c): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Sterling shall specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent (or to such other agent or agents as may be appointed by Sterling), together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate(s) shall be entitled to receive in exchange therefor (i) shares of Sterling Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to 3.1(b), (ii) a check in the amount equal to the cash portion of the Merger Consideration that such holder has the right to receive pursuant to 3.1(b), and (iii) a check in the amount equal to the cash, if any, that such holder has the right to receive pursuant to the provisions of Article III other than 3.1(b), including cash in lieu of any fractional shares of Sterling Common Stock pursuant to Section 4.5, and the Certificate(s) so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to the provisions of Article III or this Section 4.2. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more certificates of Sterling Common Stock evidencing, in the aggregate, the proper number of shares of Sterling Common Stock pursuant to 3.1(b), a check in the proper amount of the cash portion of the Merger Consideration pursuant to 3.1(b) and a check in the proper amount of cash in lieu of any fractional shares of Sterling Common Stock pursuant to Section 4.5, may be issued to a transferee if the Certificate(s) representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as provided in Article III and cash in lieu of any fractional shares of Sterling Common Stock as contemplated by Section 3.1(e) and Section 4.5. The Certificate(s) for Company Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Sterling shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders his Certificate(s) formerly representing shares of Company Common Stock for exchange as provided in this
Article IV. In addition, certificates surrendered for exchange by any person constituting an "affiliate" of Company for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing whole shares of Sterling Common Stock until Sterling has received a written agreement from such person as provided in Section 8.8.

         Section 4.3 Voting and Dividends.

         Former shareholders of record of the Company shall be entitled to vote after the Effective Time at any meeting of Sterling shareholders the number of whole shares of Sterling Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders have exchanged their Certificates representing Company Common Stock for certificates representing Sterling Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of
Section 4.1, each Certificate theretofore representing shares of the Company Common Stock (other than shares to be canceled pursuant to Section 3.1) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, as set forth in this Agreement. Former shareholders of record of the Company shall be entitled to any dividends paid to holders of record of Sterling Common Stock after the Effective Time, provided that no dividend or other distribution payable to the holders of record of Sterling Common Stock, at or as of any time after the Effective Time, shall be paid to the holder of any Certificate representing shares of Company Common Stock issued and outstanding at the Effective Time until such holder physically surrenders such Certificate for exchange as provided in Section 4.2, promptly after which time all such dividends or distributions shall be paid (without interest).

         Section 4.4 No Further Ownership Rights in Company Common Stock.

         All shares of Sterling Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares of Sterling Common Stock pursuant to Section 3.1(e) and Section 4.5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article IV.

         Section 4.5 No Fractional Shares.

         No certificates or scrip representing fractional shares of Sterling Common Stock shall be issued upon the surrender for exchange of certificates for Company Common Stock pursuant to this Article IV, and no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to any voting or other rights of a security holder of Sterling. In lieu of any fractional security, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Sterling Common Stock upon surrender of the certificate(s) for such

Company Common Stock for exchange pursuant to this Article IV will be paid an amount in cash (without interest) equal to the product of (i) such fractional part of a share of Sterling Common Stock multiplied by (ii) the Average Closing Price.

         Section 4.6 Termination of Exchange Fund.

         Any portion of the Exchange Fund that remains undistributed to the former shareholders of the Company for nine months after the Effective Time shall be delivered to Sterling upon demand, and any shareholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Sterling for payment of their claim for the Merger Consideration.

         Section 4.7 Escheat of Exchange Fund.

         None of Sterling, Merger Sub, the Company, or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any Certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any government authority, any such Merger Consideration in respect of such Certificate shall, at such time and to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

         Section 4.8 Lost Certificates.

         If any Certificates shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Sterling or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Sterling or the Exchange Agent may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Agreement.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Sterling and Merger Sub as follows:

         Section 5.1 Organization, Standing and Authority.

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the financial condition, results of operations, business, properties (the "Condition") of the Company and any of its Subsidiaries or on the ability of the Company or its Subsidiaries to consummate the transactions contemplated hereby (a "Company Material Adverse Effect"). The Company has all requisite corporate power and authority (i) to carry on its business as now conducted, (ii) to own, lease and operate its assets, properties and business and (iii) to execute and deliver this Agreement and perform the terms of this Agreement. The Company is duly registered as a bank holding company under the BHCA. The Company has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, franchises, permits and licenses (collectively, "Authorizations") necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The Company has heretofore furnished to Sterling a complete and correct copy of its Articles of Incorporation and bylaws, as amended or restated to the date hereof. Such Articles of Incorporation and bylaws, as amended, are in full force and effect and the Company is not in violation of any of the provisions of its Articles of Incorporation or bylaws.

         Section 5.2 Company Common Stock.

         (a) The authorized capital stock of the Company consists of 200,000 shares of Company Common Stock, par value $1.00 per share. As of the date hereof, (i) 112,500 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 13,700 shares of Company Common Stock were reserved for issuance pursuant to stock options granted and outstanding under the Company's Executive Long-Term Stock Investment Plan and options issued outside of any plan, and (iv) 1,900 shares subject to the Company's Deferred Compensation Plan dated effective July 1, 1999. All of the issued and outstanding shares of Company Common Stock are, and all shares of the Company Common Stock which may be issued upon the exercise or conversion of the Company Options will be, when issued, duly authorized, validly issued and fully paid and nonassessable. None of the outstanding shares of Company Common Stock has been, nor will any shares of the Company Common Stock which may be issued upon the exercise or conversion of the Company Options be issued, in violation of any preemptive rights or any provision of the Company's Articles of Incorporation or bylaws. As of the date of this Agreement, no shares of Company Common Stock have been reserved for any purpose except as set forth above or in Section 5.2 of the Company Disclosure Memorandum.

         (b) Except as set forth in Section 5.2(a) above or Section 5.2 of the Company Disclosure Memorandum, there are no (i) equity securities of the Company outstanding, (ii) outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company or contracts, commitments, understandings or arrangements by which the Company is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock, (iii) outstanding notes, bonds, debentures or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company have the right to vote, or (iv) outstanding stock appreciation rights or other rights to redeem for cash any options, warrants or other securities of the Company. Except as set forth in
Section 5.2 of the Company Disclosure Memorandum, there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may be bound to transfer any shares of the capital stock of any Subsidiary of the Company, and there are no agreements, understandings or commitments relating to the right of the Company or any of its Subsidiaries to vote or to dispose of any such shares.

         (c) Except as set forth in Section 5.2(a) above or in the Company Disclosure Memorandum, there are no securities required to be issued by the Company under any Company Stock Plan, dividend reinvestment or similar plan.

         (d) Except for the proxies evidenced by the Agreements and Irrevocable Proxies executed by the Company Specified Shareholders and as set forth in Section 5.2 of the Company Disclosure Memorandum, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no agreements, arrangements or commitments of any kind or character pursuant to which any Person is or may be entitled to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or any of its Subsidiaries.

         (e) There are no restrictions applicable to the payment of dividends on any shares of the Company Common Stock except pursuant to the TBCA and applicable banking laws and regulations and all dividends and distributions declared prior to the date hereof have been fully paid.

         Section 5.3 Subsidiaries.

         Section 5.3 of the Company Disclosure Memorandum contains a complete list of the Company's Subsidiaries. All of the outstanding shares of each Subsidiary are owned by the Company and no equity securities are or may be required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company free and clear of any claim, lien, pledge or encumbrance of whatsoever kind ("Liens"). Each Subsidiary (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Company Material Adverse Effect, (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, and (iv) has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The Company has heretofore furnished to Sterling a complete and correct copy of each of its Subsidiaries' certificates or articles of incorporation and bylaws, or equivalent organizational documents, as amended or restated to the date hereof. Such certificates or articles or incorporation and bylaws, as amended, and equivalent organizational documents of Subsidiary are in full force and effect. None of the Subsidiaries is in violation of any provision of its certificate or articles of incorporation or bylaws or equivalent organizational documents. Except for the capital stock of its Subsidiaries and as set forth in Section 5.3 of the Company Disclosure Memorandum, the Company does not own, directly or indirectly, any capital stock or other ownership interests in any corporation, limited liability company, partnership, joint venture or other entity.

         Section 5.4 Authorization of Merger and Related Transactions.

         (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the consummation of the Merger) have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, including unanimous approval of the Merger by the Company Board, subject to the approval of the Merger by the shareholders of the Company to the extent required by applicable law. The only shareholder approval required for the approval of the Merger is the approval of two-thirds of the outstanding shares of Company Common Stock. This Agreement, subject to any requisite shareholder approval hereof with respect to the Merger, represents a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the Remedies Exception.

         (b) Neither the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of the Company or the comparable documents of any of its Subsidiaries, (ii) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon, any property or assets of the Company or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject or (iii) subject to receipt of the requisite approvals referred to in
Section 9.1 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its Subsidiaries or any of their properties or assets.

         (c) Other than (i) the consents, authorizations, approvals or exemptions required from (A) the Commissioner, the FDIC, the Federal Reserve Board or other applicable governmental authority, and (B) the Persons described in Section 5.4 of the Company Disclosure Memorandum, and (ii) the filing of articles of merger in accordance with the TBCA, no notice to, filing with, authorization of, exemption by, or consent or approval of any governmental body, authority or any other Person is necessary for the consummation by the Company of the Merger, the resulting change of control of its Subsidiaries, and the other transactions contemplated by this Agreement.

         Section 5.5 Financial Statements and Regulatory Reports.

         (a) The Company (i) has delivered to Sterling copies of the unaudited consolidated balance sheets and the related unaudited consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules) of the Company and its consolidated Subsidiaries as of and for the periods ended December 31, 2002 and December 31, 2001, together with the report thereof of June 30, 2003 and of the unaudited balance sheet and the related unaudited statement of income, as of and for the six (6) months ended June 30, 2003 (the "Company Financial Statements"), and (ii) has furnished Sterling with a true and complete copy of each material report filed by the Company with the Federal Reserve Board or by any of its Subsidiaries with any Regulatory Authorities from and after January 1, 1998 (each a "Regulatory Reporting Document"), which are all the material documents that the Company or any of its Subsidiaries was required to file with the Regulatory Authorities since such date and all of which complied when filed in all material respects with all applicable laws and regulations.

         (b) The Company Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are in accordance with the books and records of the Company and its Subsidiaries, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices, and (ii) present fairly the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of unaudited interim financial statements for the six (6) months ended June 30, 2003 to normal recurring year-end adjustments and except for the absence of certain footnote information in such unaudited interim financial statements. Neither KPMG LLP, nor any other firm of independent certified public accountants has prepared or delivered to the Company any management letters that express any material concerns or issues regarding the Company's internal controls, accounting practices or financial conditions since January 1, 1998.

         (c) Neither the Company nor its Subsidiaries have any liabilities or obligations of a type which should be included in or reflected on the Company Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Company Financial Statements. The Company will provide Sterling with the unaudited consolidated and unconsolidated statements of financial position of the Company and its Subsidiaries as of the end of each month hereafter, prepared on a basis consistent with prior periods and promptly following their availability, the Company will provide Sterling with the Reports of Condition and Statements of Income ("Call Reports") of its Subsidiaries for all periods ending after March 31, 2003. The Company and its Subsidiaries have no off balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

         Section 5.6 Absence of Undisclosed Liabilities.

         Except as set forth in Section 5.6 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries has any obligations or liabilities (contingent or otherwise) in an amount equal to, or in excess of, $50,000, in the aggregate, except obligations and liabilities (i) which are fully accrued or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2003, included in the Company Financial Statements or reflected in the notes thereto, or (ii) which were incurred after June 30, 2003, in the ordinary course of business consistent with past practice and have been fully accrued and reserved for on the books of the Company as of the date hereof. Since June 30, 2003, neither the Company nor any of its Subsidiaries has incurred or paid any obligation or liability which would have a Company Material Adverse Effect.

         Section 5.7 Tax Matters.

         Except as set forth in Section 5.7 of the Company Disclosure
Memorandum:

         (a) All Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed, or requests for extensions have been timely filed, granted and have not expired, all such Tax Returns filed are complete and accurate in all material respects and all Taxes payable by or with respect to the Company and its Subsidiaries for the periods covered by such Tax Returns (whether or not shown on such Tax Returns) have been timely paid in full or are adequately reserved for in accordance with GAAP on the June 30, 2003 financial statements included in the Company Financial Statements. With respect to the periods for which Tax Returns have not been filed, the Company and its Subsidiaries have established adequate reserves determined in accordance with GAAP for the payment of all Taxes.

         (b) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately provided for on the Company Financial Statements and no request for waivers of the time to assess any such Taxes has been granted or are pending. Neither the Company nor any Subsidiary is involved in any audit examination, deficiency or refund litigation or matter in controversy with respect to any Taxes. All Taxes due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

         (c) Neither the Company nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

         (d) Adequate provision for any Taxes due or to become due for the Company and any of its Subsidiaries for any period or periods through and including June 30, 2003, has been made, in accordance with GAAP, and is reflected on the June 30, 2003 financial statements included in the Company Financial Statements. Deferred Taxes of the Company and its Subsidiaries have been provided for in the Company Financial Statements in accordance with GAAP. None of the assets or properties of the Company or any of its Subsidiaries is subject to any Tax lien, other than such liens for Taxes which are not due and payable, which may thereafter be paid without penalty or the validity of which are being contested in good faith by appropriate proceedings and for which adequate provisions are being maintained in accordance with GAAP.

         (e) The Company and its Subsidiaries have collected and withheld all Taxes which they have been required to collect or withhold in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and have timely submitted all such collected and withheld amounts to the appropriate authorities. The Company and its Subsidiaries are in compliance in all material respects with the back-up withholding and information reporting requirements under (i) the Code, and (ii) any state, local or foreign laws, and the rules and regulations, thereunder.

         (f) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.

         (g) No consent has been filed under Section 341(f) of the Code with respect to the Company or any of its Subsidiaries; neither the Company nor any of its Subsidiaries owns any interest in an entity or arrangement characterized as a partnership for United States federal income tax purposes; neither the Company nor any of its Subsidiaries has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; no debt of the Company or any of its Subsidiaries is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code; and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (h) The Company, with the requisite consent of its shareholders, has validly elected to be treated as an S corporation under Section 1362 of the Code and under the corresponding provisions of applicable state and local laws where it files income Tax Returns, which election has been effective at all times since January 1, 2000 and including the day before the Closing Date. Each Subsidiary has been a "qualified subchapter S subsidiaries" within the meaning of Section 1361(b)(3)(B) of the Code at all times during each Subsidiary's existence and including the day before the Closing Date.

         (i) The Company would not be liable for any Tax under Section 1374 of the Code if its assets (or the assets of any qualified subchapter S subsidiary) were sold for their fair market value as of the Closing Date. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past ten (10) years, (i) acquired assets from another corporation in a transaction in which the Company's tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

         Section 5.8 Allowance for Credit Losses

         Each allowance for credit losses shown in the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2002, and as of June 30, 2003 and included in the Company Financial Statements, complies in all material respects with GAAP. The reserves for possible loan losses shown on the March 31, 2003 Call Report filed, and all subsequent Call Reports to be filed, with a Regulatory Agency for the Bank are or will be adequate to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date of such reports.

         Section 5.9 Other Regulatory Matters.

         Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 9.1(b).

         Section 5.10 Properties.

         Except as set forth in Section 5.10 of the Company's Disclosure Memorandum, the Company and its Subsidiaries have good and indefeasible title, free and clear of all Liens except Permitted Liens, to all their properties and assets whether tangible or intangible, real, personal or mixed, including, without limitation, all the properties and assets reflected in the Financial Statements except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practices since the date of the Financial Statements. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by any of the Company or its Subsidiaries are held under valid instruments enforceable in accordance with their respective terms, subject to the Remedies Exception. All of the Company's and its Subsidiaries' equipment in regular use has been well maintained and is in good, serviceable condition, reasonable wear and tear excepted, except where a failure to so maintain or to be in such condition would not have a Company Material Adverse Effect.

         Section 5.11 Compliance with Laws.

         Except as set forth in Section 5.11 of the Company Disclosure
Memorandum:

         (a) Each of the Company and its Subsidiaries is in compliance in all material respects with all laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, and with its internal policies and procedures.

         (b) Neither the Company nor any of its Subsidiaries has received any notification or communication from any agency or department of any federal, state or local government, including the Federal Reserve Board, the FDIC, the Commissioner, the SEC and the staffs thereof (collectively, the "Regulatory Authorities") (i) asserting that since January 1, 1998, the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of the Company or its Subsidiaries, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Condition of the Company or any of its Subsidiaries, (iii) requiring or threatening to require the Company or any of its Subsidiaries, or indicating that the Company or any of its Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of the Company or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of the Company or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence being herein referred to as a "Regulatory Agreement"). Neither the Company nor any Subsidiary has received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discrimination fair lending law and, to the knowledge of the Company and its Subsidiaries, there is no fact or circumstance that would form the basis of any such complaint or inquiry.

         (c) Since January 1, 1998, neither the Company nor any of its Subsidiaries has been a party to any effective Regulatory Agreement.

         (d)      Neither the Company nor any of its Subsidiaries is required by
Section 32 of the Federal Deposit Insurance Act to give prior notice to a federal banking agency of the proposed addition of an individual to the Company Board or the employment of an individual as a senior executive officer.

         Section 5.12 Employee Benefit Plans.

         Except as set forth in Section 5.12 of the Company Disclosure
Memorandum:

         (a) The Company has delivered to Sterling prior to the execution of this Agreement true and complete copies (and, in the case of each material plan, financial data with respect thereto) of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans, programs or arrangements, or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not terminated, and trust agreements and insurance contracts under or with respect to which the Company or any of its Subsidiaries has or could have any liability (collectively, the "Company Benefit Plans"). Any of the Company Benefit Plans pursuant to which the Company is or may become obligated to, or obligated to cause any of its Subsidiaries or any other Person to, issue, deliver or sell shares of capital stock of the Company or any of its Subsidiaries, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of the Company or any of its Subsidiaries, is referred to herein as a "Company Stock Plan." No Company Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. The Company has set forth in Section 5.12 of the Company Disclosure Memorandum (i) a list of all of the Company Benefit Plans, (ii) a list of the Company Benefit Plans that are Company Stock Plans and (iii) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under Company Benefit Plans.

         (b) From their inception, all Company Benefit Plans have been and are in compliance in all material respects with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations, including the terms of such plans.

         (c) All liabilities of any sort (contingent or otherwise) under any Company Benefit Plan are fully accrued or reserved against in the Company Financial Statements in accordance with GAAP. No Company Benefit Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code.

         (d) Neither the Company nor any of its Subsidiaries has any obligations for retiree health or other welfare benefits under any Company Benefit Plan or otherwise other than as required by COBRA. There are no restrictions on the rights of the Company or its Subsidiaries to unilaterally amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder.

         (e) Except as disclosed in Section 5.12 of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any person under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits. No amounts payable under any Company Benefit Plan will be nondeductible pursuant to either Section 280G or 162(m) of the Code.

         (f) Neither the Company, any Subsidiary, nor any plan fiduciary of any Company Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code).

         (g) All Company Benefit Plans, related trust agreements or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and there are no written agreements or, to the Company's knowledge, any oral agreements, regarding increases in benefits (whether expressed or implied) under any of these plans, nor, to the Company's knowledge, any obligations, commitments, or understanding to continue any of these plans (whether expressed or implied) except as required by Section 4980B of the Code and Sections 601-608 of ERISA.

         (h) There are no violations, defaults, breaches or liabilities under any Company Benefit Plan which could subject the Company, any of its Subsidiaries, Sterling, the Company Benefit Plan or any fiduciary thereunder, to Taxes, penalties or liabilities.

         (i) There are no claims pending with respect to, or under, any Company Benefit Plan other than routine claims for plan benefits, and there is no litigation pending, or to the knowledge of the Company or any Subsidiary, any disputes or litigation threatened with respect to any such plans.

         Section 5.13 Commitments and Contracts.

         Except as set forth in Section 5.13 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries is a party or subject to, or has amended or waived any rights under, any of the following (whether written or oral, express or implied):

         (a) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any Employee, including in any such person's capacity as a consultant (other than those which either (i) are terminable at will by the Company or such Subsidiary without requiring any payment by the Company or (ii) do not involve payments with a present value of more than $10,000 individually or $50,000 in the aggregate by the Company or such Subsidiary during the remaining term thereof (without giving effect to extensions or renewals of the existing term thereof) which payments may be made at the election or with the consent or concurrence of the Company;

         (b)      any labor contract or agreement with any labor union;

         (c) any contract not made in the usual, regular and ordinary course of business containing non-competition covenants which limit the ability of the Company or any of its Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which the Company or any of its Subsidiaries may carry on its business (other than as may be required by law or applicable Regulatory Authorities);

         (d) any other contract or agreement for which the Company or any Subsidiary was or is required to obtain the approval of any Regulatory Authority prior to becoming bound or to consummating the transactions contemplated thereby;

         (e) any lease, sublease, license, contract and agreement which obligates or may obligate the Company or any Subsidiary for an amount in excess of $5,000 annually or which have a current term of one year or longer; provided, however, that the foregoing shall not include (i) loans made by, repurchase agreements made by, bankers acceptances of, agreements with Bank customers for trust services, or deposits by the Company and any of its Subsidiaries, and

(ii) any lease, sublease, license, contract or agreement which may be terminated by the Company, without penalty, upon thirty (30) day's or less prior written notice;

         (f) any contract requiring the payment of any penalty, termination or other additional amounts as "change of control" payments or otherwise as a result of the transactions contemplated by this Agreement, or providing for the vesting or accrual of benefits or rights upon a "change of control" or otherwise as a result of the transactions contemplated by this Agreement;

         (g) any agreement with respect to (i) the acquisition of any bank, bank branch or other assets or stock of another financial institution or any other Person or (ii) the sale of one or more bank branches;

         (h) any outstanding interest rate exchange or other derivative contracts; or

         (i) any buy back, recourse or guaranty obligation with respect to participation loans sold by the Company or any Subsidiary which create contingent or direct liabilities of the Company or any of its Subsidiaries.

         Section 5.14 Material Contract Defaults.

         Except as set forth in Section 5.14 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any party is, in any material respect, in breach, violation or default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or the assets, business or operations thereof may be bound or affected or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         Section 5.15 Legal Proceedings.

         Except as set forth in Section 5.15 of the Company Disclosure Memorandum, there are no claims or charges filed with, or proceedings or investigations by, Regulatory Authorities or actions or suits instituted or pending or, to the knowledge of the Company's management, threatened against the Company or any of its Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to result in a judgment in excess of $10,000 or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any Law or Order that, individually or in the aggregate, might reasonably be expected to have a Company Material Adverse Effect or might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

         Section 5.16 Absence of Certain Changes or Events.

         (a) Since January 1, 1998, except (i) as disclosed in any Regulatory Reporting Document filed since January 1, 1998 and prior to the date hereof or (ii) as set forth in Section 5.16 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries has (a) incurred any liability which has had a Company Material Adverse Effect, (b) suffered any change in its Condition which would have a Company Material Adverse Effect, other than changes after the date hereof which affect the banking industry as a whole, (c) failed to operate its business, in all material respects, in the ordinary course consistent with past practice and prudent banking practices or
(d) changed any accounting practices.

         (b) Except as set forth in Section 5.16 of the Company Disclosure Memorandum, since December 31, 2002, neither the Company nor any of its Subsidiaries has:

                  (i) entered into any agreement, commitment or transaction other than in the ordinary course of business consistent with prudent banking practices;

                  (ii) incurred, assumed or become subject to, whether directly or by way of any guaranty or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) other than in the ordinary course of business and consistent with prudent banking practices;

                  (iii) permitted or allowed any of its property or assets to become subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens) other than in the ordinary course of business and consistent with prudent banking practices;

                  (iv) except in the ordinary course of business consistent with prudent banking practices, canceled any debts, waived any claims or rights, or sold, transferred or otherwise disposed of any its properties or assets;

                  (v) except for regular salary increases granted in the ordinary course of business consistent with prior practice, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any Company Benefit Plan;

                  (vi) directly or indirectly declared, set aside or paid any dividend or made any distribution in respect with capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or other of its securities, except for dividends paid to the Company by its Subsidiaries;

                  (vii) organized or acquired any capital stock or any other equity securities or acquired any equity or ownership interest in any Person (except for settlement of indebtedness, foreclosure or the exercise of creditors' remedies or in a fiduciary capacity, the ownership of which does not expose the Company or its Subsidiaries to any liability from the business, operations or liabilities of such Person);

                  (viii) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent banking practices; or

                  (ix) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section 5.16(b) in the future so that any such representation would not be true in all material respects as of the Closing.

         Section 5.17 Reports.

         Since January 1, 1998, the Company and each of its Subsidiaries have filed on a timely basis all material reports and statements, together with all amendments required to be made with respect thereto (collectively "Reports"), that they were required to file with any Regulatory Authority. No Regulatory Reporting Document with respect to periods beginning on or after January 1, 1998, contained any information that was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements therein not misleading.

         Section 5.18 Insurance.

         The Company and each of its Subsidiaries are presently insured, and during each of the past four calendar years have been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of the Company's management, the policies of fire, theft, liability (including directors and officers liability insurance) and other insurance set forth in
Section 5.18 of the Company Disclosure Memorandum and maintained with respect to the assets or businesses of the Company and its Subsidiaries provide adequate coverage against all pending or threatened claims, and the fidelity bonds in effect as to which any of the Company or any of its Subsidiaries is a named insured are sufficient for their purpose. Except as set forth in Section 5.18 of the Company Disclosure Memorandum, there have been no claims under such fidelity bonds within the last four calendar years and neither the Company nor its Subsidiaries have knowledge of any facts which would form the basis of a claim under such bonds.

         Section 5.19 Labor.

         No material work stoppage involving the Company or its Subsidiaries is pending or, to the knowledge of the Company's management, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the knowledge of the Company's management, threatened with or affected by, any labor or other employment-related dispute, arbitration, lawsuit or administrative proceeding. Employees of the Company and its Subsidiaries are not represented by any labor union, and, to the knowledge of the Company's management, no labor union is attempting to organize employees of the Company or any of its Subsidiaries.

         Section 5.20 Material Interests of Certain Persons.

         Except as set forth in Section 5.20 of the Company Disclosure Memorandum, no officer or director of the Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

         Section 5.21 Registration Obligations.

         Neither the Company nor any of its Subsidiaries is under any obligation, contingent or otherwise, presently in effect or which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

         Section 5.22 Brokers and Finders and Executive Bonus.

         Except as set forth in Section 5.22 of the Company Disclosure Memorandum (which shall identify the broker, finder or other Person and amount of compensation payable), neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, no other broker, finder or other Person has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, and no other amount is payable based upon the consummation of the transaction contemplated by this Agreement.

         Section 5.23 State Takeover Laws.

         The transactions contemplated by this Agreement are exempt from any applicable charter or contractual provision containing change of control or anti-takeover provisions and, to the knowledge of the Company, from any applicable state takeover law.

         Section 5.24 Environmental Matters.

         Except as set forth in Section 5.24 of the Company Disclosure
Memorandum:

         (a) The Company, its Subsidiaries and any Property (as herein defined) owned or operated by any of them have been and are in compliance with all applicable Environmental Laws. There is no present event, condition or circumstance, or to the knowledge of the Company or any Subsidiary, any past event, condition or circumstance (i) that could interfere with the conduct of the business of the Company or its Subsidiaries in any manner now conducted relating to such entities' compliance with Environmental Laws, (ii) that could constitute a violation of, or serve as the basis of liability pursuant to, any Environmental Law, or (iii) relating to the compliance with any Environmental Law which would have a Company Material Adverse Effect.

         (b) The Company, its Subsidiaries and its Properties have not been, and are not now subject to any actual or, to the knowledge of the Company or any Subsidiary, potential or threatened claim or proceeding pursuant to any Environmental Law and neither the Company nor any Subsidiary have received any notice from any Person of any actual or alleged violation, or liability pursuant to, any Environmental Law.

         (c) There is no Controlled Property (as herein defined) for which the Company or any Subsidiary is, or to its knowledge was, required to obtain any permit, license or authorization under any Environmental Law.

         (d) Neither the Company nor any Subsidiary has generated any Hazardous Substances for which it was required under any Environmental Law to execute any Hazardous Disposal Manifest and no Hazardous Substances have been released from any Property that constitutes a violation of Environmental Laws.

         (e) To the knowledge of the Company or any Subsidiary, there are no underground or above ground storage tanks on or under any Property nor any Hazardous Substances (at, in, on, under or emanating from any Property) in any quantity or concentration exceeding any standard or limit established pursuant to applicable Environmental Law.

         (f) To the knowledge of the Company or any Subsidiary, there is no asbestos containing material ("ACM") present in any Controlled Property except non-friable ACM which can be managed in place in compliance with Environmental Law without air monitoring, removal or encapsulation which is managed under and in compliance with an operations and maintenance program.

         (g) There are no obligations, undertakings or liabilities arising out of or related to any Environmental Law which the Company or any Company Subsidiary has agreed to, assumed, or retained, by contract or otherwise.

         (h) For purposes of this Section 5.24, "Property" includes (i) any property (whether real or personal) which the Company or any of its Subsidiaries currently or in the past has leased, operated, owned or managed in any manner including, without limitation, any property acquired by foreclosure or deed in lieu thereof (a "Controlled Property") and (ii) property now held as security for a loan or other indebtedness by the Company or any of its Subsidiaries or property currently proposed as security for loans or other credit the Company or any of its Subsidiaries is currently evaluating to extend or has committed to extend ("Collateral Property"). With respect to any Collateral Property and Property leased, operated, owned or managed in any manner prior to June 24, 1997 and which have not been leased, operated, owned or managed since June 24, 1997, the representations of this Section 5.24 shall be limited to the knowledge of the Company and its Subsidiaries (without any separate investigation). With respect to any past conditions, events, facts or circumstances concerning any Controlled Property which conditions, events, facts or circumstances existed or occurred prior to the earliest date of any leasehold interest, operation, ownership or management of such Controlled Property by the Company or any of its Subsidiaries, the representations of this Section 5.24 shall be limited to the knowledge of the Company and its Subsidiaries (without any separate investigation). For purposes of this Section 5.24, "operated" and "managed" shall have the meaning of "operator" as that term is defined in 42 U.S.C.
Section 9601(20) and under applicable federal case law.

         Section 5.25 Loans.

         Each loan reflected as an asset in the Financial Statements is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms, subject to the Remedies Exception; provided, however, that no representation or warranty is made as to the collectibility of such loans. The Company's Subsidiaries do not have in their portfolios any loan exceeding their legal lending limit, and except as disclosed in Section 5.25 of the Company Disclosure Memorandum, there are no significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

         Section 5.26 Fiduciary Responsibilities.

         The Company and its Subsidiaries have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

         Section 5.27 Patents, Trademarks and Copyrights.

         (a) Except as set forth in Section 5.27 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries require the use of any material patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or material trade secret for the business or operations of the Company or its Subsidiaries. The Company and/or its Subsidiaries own or are licensed or otherwise have the right to use the items listed in Section 5.27 of the Company Disclosure Memorandum.

         (b) The Company and/or its Subsidiaries own all right, title and interest in and to, or hold valid licenses or sub-licenses to use, all of the computer software used by the Company and/or its Subsidiaries in their respective operations, free and clear of any liens, claims or encumbrances of any kind or nature (excluding the rights of the owner or licensor in the case of software licensed or sub-licensed by the Company and/or its Subsidiaries from others). Except as specified on in Section 5.27 of the Company Disclosure Memorandum, all computer software owned by the Company or its Subsidiaries was developed by the Company or the respective Subsidiary entirely through its own efforts and for its own account. The use by the Company and/or its Subsidiaries of computer software licensed to the Company from third parties (including the sublicensing of such licensed software to customers) does not violate the terms of the respective license agreements with respect to such licensed software.

         (c) No director, officer or employee of the Company or any Subsidiary owns, directly or indirectly, in whole or in part, any computer software or other intellectual property right which the Company is using or which is necessary for the business of the Company or any Subsidiary as now conducted.

         Section 5.28 Company Action.

         The Company Board, at a meeting duly called and held on August 15, 2003, unanimously (i) determined, based upon such factors as the Company Board deemed appropriate, that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Merger in accordance with the TBCA, (iii) resolved to recommend approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby by the Company's shareholders and (iv) directed that this Agreement and the Merger be submitted to the Company's shareholders for approval.

         Section 5.29 Dissenting Shareholders.

         The Company and its Subsidiaries have no knowledge of any plan or intention on the part of any Company shareholder to exercise any appraisal rights under the TBCA or otherwise make written demand for payment of the fair value of any Company Common Stock in the manner provided in the TBCA.

         Section 5.30 Company Indebtedness.

         Except as set forth in Section 5.30 of the Company Disclosure Memorandum, the Company has no Company Indebtedness. The Company has delivered to Sterling true and complete copies of all loan documents (the "Company Loan Documents") related to all Company Indebtedness and any indebtedness of the Bank and the Company's other Subsidiaries, other than deposits, and made available to Sterling all material correspondence concerning the status of such indebtedness.

         Section 5.31 Statements True and Correct.

         The proxy statement to be used by the Company to solicit any required approval of its shareholders as contemplated by this Agreement (the "Proxy Statement") will not (i) when it is first mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or
(ii) at the time of the meeting of the shareholders of the Company to be held pursuant to Section 8.3 of this Agreement, including any adjournments thereof (the "Company Shareholders' Meeting"), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Company Shareholders' Meeting. All documents that the Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all respects with the provisions of applicable law. The information which is deemed to be set forth in the Company Disclosure Memorandum by the Company for the purposes of this Agreement is true and accurate in all material respects.

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF STERLING

         Each of Sterling and Merger Sub represent and warrant to the Company as follows:

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         Section 6.1 Organization, Standing and Authority.

         (a) Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Sterling is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the Condition of Sterling and its Subsidiaries taken as a whole or on the ability of Sterling or Merger Sub to consummate the transactions contemplated hereby (a "Sterling Material Adverse Effect"). Each of Sterling and Merger Sub has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and to execute and deliver this Agreement and perform the terms of this Agreement. Sterling is duly registered as a bank holding company under the BHCA. Each of Sterling and Merger Sub has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except for those Authorizations the absence of which, either individually or in the aggregate, would not have a Sterling Material Adverse Effect.

         Section  6.2 Sterling Capital Stock.

         (a) The authorized capital stock of Sterling consists of 100,000,000 shares of Sterling Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share, issuable in series. As of August 7, 2003, there were outstanding approximately 44,184,552 shares of Sterling Common Stock and 20,000 shares of Series I Convertible Preferred Stock, and no other shares of capital stock of any class.

         (b) The authorized capital stock of Merger Sub consists of 3,000 shares of common stock, par value of $0.01 per share, of which 1,000 shares are issued and outstanding and owned by Sterling.

         (c) At the Effective Time, the shares of Sterling Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive rights.

         Section 6.3 Authorization of Merger and Related Transactions.

         (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of Sterling and Merger Sub, to the extent required by applicable law. This Agreement represents a valid and legally binding obligation of each of Sterling and Merger Sub, enforceable against Sterling and Merger Sub in accordance with its terms except as such enforcement may be limited by the Remedies Exception.

         (b) Neither the execution and delivery of this Agreement by Sterling or Merger Sub, the consummation by Sterling or Merger Sub of the transactions contemplated hereby nor compliance by Sterling or Merger Sub with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Sterling's Articles of Incorporation or bylaws or the Articles of Incorporation or bylaws of Merger Sub, (ii) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or assets of Sterling or Merger Sub pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, individually or in the aggregate, have a Sterling Material Adverse Effect or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sterling or Merger Sub or any of its properties or assets.

         Section 6.4 Financial Statements.

         (a) Sterling has delivered to the Company copies of the audited consolidated balance sheets and the related audited consolidated statements of income, consolidated statements of shareholders' equity and consolidated statements of cash flows (including related notes and schedules) of Sterling and its consolidated Subsidiaries as of and for the periods ended December 31, 2002 and December 31, 2001, and its unaudited consolidated balance sheet at June 30, 2003, and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the three (3) months then ended and included in its annual report filed on Form 10-K for the year ended December 31, 2002 or its quarterly report filed on Form 10-Q for the quarter ended June 30, 2003, respectively, filed by Sterling pursuant to the Exchange Act and the rules and regulations of the SEC promulgated thereunder (collectively, the "Sterling Financial Statements").

         (b) The Sterling Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are in accordance with the books and records of Sterling and its consolidated Subsidiaries, are complete and accurate in all material respects and, have been maintained in accordance with good business practices, and (b) present fairly the consolidated financial position and the consolidated statements of income, changes in shareholders' equity and cash flows of Sterling and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of unaudited interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited interim financial statements. Neither Deloitte & Touche LLP, nor any other firm of independent certified public accountants has prepared or delivered to Sterling any management letters that express any material concerns or issues regarding Sterling's internal controls, accounting practices or financial conditions since January 1, 1998.

         (c) Neither Sterling nor its Subsidiaries have any liabilities or obligations of a type which should be included in or reflected on the Sterling Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Sterling Financial Statements. Promptly following their availability, Sterling will provide the Company with the Call Reports of its Subsidiaries for all periods ending after June 30, 2003.

Except as set forth in Section 6.4 of the Sterling Disclosure Memorandum, Sterling and its Subsidiaries have no off balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

         Section 6.5 Sterling SEC Reports.

         Since January 1, 1999, Sterling has filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto, that as an issuer it is required to file with the SEC pursuant to the Exchange Act (the "Sterling SEC Reports"). Such Sterling SEC Reports did not, as of their respective dates (or if amended by a filing prior to the date hereof, then as of the date of such amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded by a Sterling SEC Report filed subsequently and prior to the date hereof.

         Section 6.6 Regulatory Matters.

         Neither Sterling nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 9.1(b).

         Section 6.7 Legal Proceedings.

         There are no claims or charges filed with, or proceedings or investigations by, Regulatory Authorities or actions or suits instituted or pending or, to the knowledge of Sterling's management, threatened against Sterling or any of its Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. Neither Sterling nor any of its Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any Law or Order that, individually or in the aggregate, might reasonably be expected to have a Sterling Material Adverse Effect or might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

         Section 6.8 Brokers and Finders.

         Neither Sterling nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees and no broker or finder has acted directly or indirectly for Sterling or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

         Section 6.9 Merger Consideration.

         Sterling has sufficient cash available to fund the cash portion of the Merger Consideration.

         Section 6.10 Absence of Undisclosed Liabilities.

         Except as set forth in the Sterling SEC Reports, the Sterling earnings release dated January 16, 2003 and the correction to capital ratios release dated January 23, 2003 (collectively, "Sterling Earnings Release") or Section
6.10 of the Sterling Disclosure Memorandum, neither Sterling nor any of its Subsidiaries has any obligations or liabilities (contingent or otherwise) in an amount equal to, or in excess of, $250,000, in the aggregate, except obligations and liabilities (i) which are fully accrued or reserved against in the consolidated balance sheet of Sterling and its Subsidiaries as of June 30, 2003, included in the Sterling Financial Statements or reflected in the notes thereto, or (ii) which were incurred after June 30, 2003, in the ordinary course of business consistent with past practice and have been fully accrued and reserved for on the books of Sterling as of the date hereof. Except as set forth in the Sterling Earnings Release and the Sterling SEC Reports, since June 30, 2003, neither Sterling nor any of its Subsidiaries has incurred or paid any obligation or liability which would have a Sterling Material Adverse Effect.

         Section 6.11 Tax Matters.

         Except as set forth in the Sterling SEC Reports or Section 6.11 of the Sterling Disclosure Memorandum:

         (a) All material Tax Returns required to be filed by or on behalf of Sterling or any of its Subsidiaries have been timely filed, or requests for extensions have been timely filed, granted and have not expired, all such Tax Returns filed are complete and accurate in all material respects and all Taxes payable by or with respect to Sterling and its Subsidiaries for the periods covered by such Tax Returns (whether or not shown on such Tax Returns) have been timely paid in full or are adequately reserved for in accordance with GAAP on the June 30, 2003 financial statements included in the Sterling Financial Statements. With respect to the periods for which Tax Returns have not been filed, Sterling and its Subsidiaries have established adequate reserves determined in accordance with GAAP for the payment of all Taxes.

         (b) No deficiencies for any Taxes have been proposed, asserted or assessed against Sterling or any of its Subsidiaries that are not adequately provided for on the Sterling Financial Statements and no request for waivers of the time to assess any such Taxes has been granted or are pending. Neither Sterling nor any Subsidiary is involved in any material audit examination, deficiency or refund litigation or matter in controversy with respect to any Taxes. All Taxes due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for. No claim has ever been made by an authority in a jurisdiction where any of Sterling and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

         (c) Adequate provision for any Taxes due or to become due for Sterling and any of its Subsidiaries for any period or periods through and including June 30, 2003, has been made, in accordance with GAAP, and is reflected on the June 30, 2003 financial statements included in the Sterling Financial Statements. Deferred Taxes of Sterling and its Subsidiaries have been provided for in the Sterling Financial Statements in accordance with GAAP. None of the assets or properties of Sterling or any of its Subsidiaries is subject to any Tax lien, other than such liens for Taxes which are not due and payable, which may thereafter be paid without penalty or the validity of which are being contested in good faith by appropriate proceedings and for which adequate provisions are being maintained in accordance with GAAP.

         (d) Sterling and its Subsidiaries have collected and withheld all Taxes which they have been required to collect or withhold in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and have timely submitted all such collected and withheld amounts to the appropriate authorities. Sterling and its Subsidiaries are in compliance in all material respects with the back-up withholding and information reporting requirements under (i) the Code, and (ii) any state, local or foreign laws, and the rules and regulations, thereunder.

         (e) Neither Sterling nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would not be deductible under Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

         Section 6.12 Allowance for Credit Losses

         Each allowance for credit losses shown in the consolidated balance sheets of Sterling and its consolidated Subsidiaries as of December 31, 2002, and as of June 30, 2003 and included in the Sterling Financial Statements, complies in all material respects with GAAP. The reserves for possible loan losses shown on the June 30, 2003 Call Reports filed, and all subsequent Call Reports to be filed, with a Regulatory Agency for Sterling Bank are or will be adequate to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date of such reports.

         Section 6.13 Compliance with Laws.

         Except as set forth in the Sterling SEC Reports or Section 6.13 of Sterling Disclosure Memorandum:

         (a) Each of Sterling and its Subsidiaries is in compliance in all material respects with all laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, and with its internal policies and procedures.

         (b) Neither Sterling nor any of its Subsidiaries has received any notification or communication from any Regulatory Authority which would result in a Sterling Material Adverse Effect (i) asserting that since January 1, 1998, Sterling or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of Sterling or its Subsidiaries, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Condition of Sterling or any of its Subsidiaries, (iii) requiring or threatening to require Sterling or any of its Subsidiaries, or indicating that Sterling or any of its Subsidiaries may be required, to enter into a Regulatory Agreement, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of Sterling or any of its Subsidiaries, including without limitation, any restrictions on the payment of dividends.

         (c) Since January 1, 1998, neither Sterling nor any of its Subsidiaries has been a party to any effective Regulatory Agreement.

         Section 6.14 Absence of Certain Changes or Events.

         Since January 1, 1998, except (i) as disclosed in the Sterling SEC Reports or (ii) as set forth in Section 6.14 of the Sterling Disclosure Memorandum, neither Sterling nor any of its Subsidiaries has (a) incurred any liability which has had a Sterling Material Adverse Effect, (b) suffered any change in its Condition which would have a Sterling Material Adverse Effect, other than changes after the date hereof which affect the banking industry as a whole, (c) failed to operate its business, in all material respects, in the ordinary course consistent with past practice and prudent banking practices or
(d) changed any accounting practices.

         Section 6.15 Reports.

         Since January 1, 1998, Sterling and each of its Subsidiaries have filed on a timely basis all material Reports, that they were required to file with any Regulatory Authority. No Regulatory Reporting Document with respect to periods beginning on or after January 1, 1998, contained any information that was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements therein not misleading.

          Section 6.16 Registration Statement.

          Sterling has furnished to the Company a true and complete copy of the Registration Statement it filed with the SEC under the Securities Act. The Registration Statement did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time such Registration Statement became effective under the Securities Act. The Registration Statement has become effective under the Securities Act and no stop order proceedings with respect thereto have been instituted or are pending under the Securities Act. A sufficient number of shares of Sterling Common Stock are available for issuance under the Registration Statement to cover the number of shares of Sterling Common Stock to be issued by Sterling upon consummation of the Merger.

                                  ARTICLE VII
                        CONDUCT OF THE COMPANY'S BUSINESS

         Section 7.1 Conduct of Business Prior to the Effective Time.

         During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, and except as otherwise contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to:

                  (i) operate and conduct its business in the usual, regular and ordinary course, consistent with past practice and prudent banking practices;

                  (ii) preserve intact the Company's and each of its Subsidiaries' corporate existence, business organization, assets, licenses, permits, authorizations, and business opportunities;

                  (iii) comply with all material contractual obligations applicable to business operations of the Company and/or its Subsidiaries;

                  (iv) maintain all of its properties and assets in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Section 5.18 or obtain comparable insurance coverages from reputable insurers, which, in respect to amounts, types and risks insured, are adequate for the business conducted by the Company and its Subsidiaries and consistent with the existing insurance coverages;

                  (v) in good faith and in a reasonable manner (a) cooperate with Sterling in satisfying the conditions in this Agreement,
         (b) assist Sterling in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary to carry out and consummate the transactions contemplated by this Agreement, (c) upon the written request of Sterling, furnish information concerning the Company and its Subsidiaries not previously provided to Sterling required for inclusion in any filings or applications that may be necessary in that regard, and (d) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest date that is reasonably possible;

                  (vi) timely file all Reports required to be so filed by the Company or any of its Subsidiaries with any Regulatory Authority and to the extent permitted by applicable law, promptly thereafter deliver to Sterling copies of all such Reports required to be so filed;

                  (vii) comply in all material respects with all applicable laws and regulations, domestic and foreign;

                  (viii) promptly notify Sterling upon obtaining knowledge of any default, event of default or condition with which the passage of time or giving of notice would constitute a default or an event of default under the Company Loan Documents and promptly notify and provide copies to Sterling of any material written communications concerning the Company Loan Documents;

                  (ix) promptly give written notice to Sterling of (a) any material change in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (c) the institution or the threat of any material litigation against the Company, or (d) any event or condition that would cause any of the representations or warranties of the Company contained in this Agreement to be untrue or misleading in any material respect or which would otherwise cause a Company Material Adverse Effect;

                  (x) use its best efforts to maintain current customer relationship and preserve intact its business organization, employees, advantageous business relationships and retain the services of its officers and employees; and

                  (xi) promptly notify Sterling of the making, renegotiating, renewal, increase, extension or purchase of any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit in an amount exceeding $300,000 but not exceeding $500,000 to any individual borrower.

         Section 7.2 Forbearances.

         During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, and except as set forth in
Section 7.2 of the Company Disclosure Memorandum, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Sterling (and the Company shall provide Sterling with prompt notice of any events referred to in this Section 7.2 occurring after the date hereof):

         (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, and sales of certificates of deposit), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loan or advance other than in the ordinary course of business consistent with past practice and prudent banking practices;

         (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than distributions from the Bank to the Company, grant any stock options or stock awards, or grant any Person any right to acquire any shares of its capital stock; or issue any additional shares of capital stock (except upon exercise and conversion of Company Options, as provided in Section 3.2 and Section 8.6), or any securities or obligations convertible into or exchangeable for any shares of its capital stock; provided, however, that the Company, consistent with its prior practice, may make a distribution ("Tax Distribution") to each shareholder equal to 35% of the estimated net income and gains, if any (after taking into consideration any and all losses, deductions and other taxable items) ("Estimated Income"), of the Company for the taxable years 2003 and 2004 up to and including the day before the Closing Date that would be allocable to each such shareholder on his or her individual federal income Tax Return for such period, provided that the Estimated Income amount is consented to by Sterling prior to any such Tax Distribution, such consent not to be unreasonably withheld.

         (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person, or cancel, release or assign any indebtedness to such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice and prudent banking practices or pursuant to contracts or agreements in force at the date of this Agreement;

         (d) make any material investment (other than trades in investment securities in the ordinary course) either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

         (e) enter into, terminate or fail to exercise any material right under, any contract or agreement involving annual payments in excess of $10,000 and which cannot be terminated without penalty upon 30 days' notice, or make any change in, or extension of (other than automatic extensions) any of its leases or contracts involving annual payments in excess of $10,000 and which cannot be terminated without penalty upon 30 days' notice;

         (f) make, renegotiate, renew, increase, extend or purchase any (i) loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, except (A) in conformity with existing lending practices of the Company in amounts not to exceed $500,000 to any individual borrower, (B) loans or advances as to which the Company or any Subsidiary has a legally binding obligation to make such loan or advances as of the date hereof, (C) loans fully secured by a certificate of deposit at the Bank, and (D) consumer loans in amounts less than $100,000; provided, however, that the Company and its Subsidiaries may not make, renegotiate, renew, increase, extend or purchase any loan that is underwritten based on no verification of income or loans commonly known or referred to as "no documentation loans," or (ii) loans, advances or commitments to directors, officers or other affiliated parties of the Company or any of its subsidiaries;

         (g) modify the terms of any Company Benefit Plan (including any severance pay plan) or increase or modify in any manner the compensation or fringe benefits of any of its Employees (including, without limitation, entering into any commitment to pay any "stay bonuses" or similar benefits) or pay any pension or retirement allowance not required by any existing plan or agreement to any such Employees, pay any bonuses, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee other than routine adjustments in compensation and fringe benefits in the ordinary course of business consistent with past practice (except as may be contemplated by this Agreement);

         (h) settle any claim, action or proceeding involving the payment of money damages in excess of $10,000;

         (i)      amend its Articles of Incorporation or its bylaws;

         (j) fail to maintain its Regulatory Agreements, material Authorizations or to file in a timely fashion all federal, state, local and foreign Tax Returns;

         (k) make any capital expenditures of more than $10,000 individually or $50,000 in the aggregate;

         (l) fail to maintain or administer each Company Benefit Plan in accordance with applicable Law or timely make all contributions or accruals required thereunder in accordance with GAAP;

         (m) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article X not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

         (n) change any methods or policies of accounting from those used in the Company Financial Statements;

         (o) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date; or

         (p) agree, or make any commitment, to take, in writing or otherwise, any of the actions described in clauses (a) through (p) of this
Section 7.2.

                                  ARTICLE VIII
                              ADDITIONAL AGREEMENTS

         Section 8.1 Access and Information.

         (a) During the period from the date of this Agreement through the Effective Time:

                  (i) the Company shall, and shall cause its Subsidiaries to, afford Sterling and its accountants, counsel and other representatives full access during normal business hours to the properties, books, contracts, Tax Returns, Reports, commitments and records of the Company and its Subsidiaries at any time, and from time to time, for the purpose of conducting any review or investigation reasonably related to this Agreement or the Merger, and the Company and its Subsidiaries will cooperate fully with all such reviews and investigations provided that Sterling provides the Company with reasonable notice of Sterling's on-site visits and that Sterling does not unreasonably interfere with the business operations of the Company during the course of such visits; and

                  (ii) Sterling shall upon reasonable notice make copies of the Sterling SEC Reports and other information reasonably related to Sterling's operations or financial performance available to the Company and its advisors for purposes of any review or report to the Company Board in evaluating the Merger.

         (b) During the period from the date of this Agreement through the Effective Time, the Company shall furnish to Sterling (i) all Reports which are filed after the date hereof promptly upon the filing thereof, (ii) a copy of each Tax Return filed by it after the date hereof, and (iii) monthly and other interim financial statements in the form prepared by the Company for its internal use. During this period, the Company shall notify Sterling promptly of any material change in the Condition of the Company or any of its Subsidiaries.

         (c) During the period from the date of this Agreement through the Effective Time, the Company shall provide Sterling such additional information as Sterling may request from time to time regarding the loans, credit facilities and/or collateral therefor as may be specified by Sterling. The Company shall also make available to Sterling its loan files, correspondence and other records regarding any such specified loans, credit facilities and/or collateral.

         (d) Notwithstanding the foregoing provisions of this Section 8.1, no investigation by any party hereto made heretofore or hereafter shall affect the representations and warranties of the other parties which are contained herein and each such representation and warranty shall survive such investigation.

         (e) Sterling agrees that it will keep confidential any information furnished to it by the Company in connection with the transactions contemplated by this Agreement which is reasonably designated as confidential at the time of delivery, except to the extent that such information (i) was already known to Sterling and was received from a source other than the Company or any of its Subsidiaries, directors, officers, employees or agents, (ii) thereafter was lawfully obtained from another source or was publicly disclosed by the Company or its agent or representative, or (iii) is required to be disclosed to any Regulatory Authority, or is otherwise required to be disclosed by law. Sterling agrees not to use such confidential information, and to implement safeguards and procedures that are reasonably designed to prevent such confidential information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement. Upon any termination of this Agreement, Sterling will return to the Company or will destroy all documents furnished Sterling for its review and all copies of such documents made by Sterling. The Company agrees to keep confidential, in accordance with the provisions of this Section 8.1(e), any information furnished to it by Sterling in connection with the transactions contemplated by this Agreement that is reasonably designated as confidential at the time of delivery. The Company agrees not to use any such confidential information, and to implement safeguards and procedures that are reasonably designed to prevent such confidential information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement. Upon any termination of this Agreement, the

Company will return to Sterling or will destroy all documents containing any such confidential information furnished to the Company for its review and all copies of such documents made by the Company.

         Section 8.2 Registration Statement and Proxy Statement.

         (a) As promptly as practicable after the execution of this Agreement, the Company shall (i) prepare and mail to its shareholders and (ii) if required by applicable law file with the appropriate Regulatory Authorities a proxy or information statement (the "Proxy Statement") relating to the Company Shareholders' Meeting. Sterling shall furnish all information concerning Sterling and its Subsidiaries as the Company may reasonably request in connection with and the preparation of the Proxy Statement. The Company shall give Sterling and its counsel the opportunity to review the Proxy Statement and each document to be incorporated by reference therein prior to mailing the Proxy Statement to its shareholders.

         (b) Unless otherwise required pursuant to the applicable fiduciary duties of the Company Board (as determined in good faith by the Company Board based upon the advice of its outside counsel), no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Sterling, which approval shall not be unreasonably withheld.

         (c) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (ii) the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

         (d) The information supplied or to be supplied by Sterling for inclusion in the Proxy Statement will not, at the time it is supplied to the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading.

         (e) The shares of Sterling Common Stock to be issued as the Merger Consideration will be issued under Sterling's effective shelf registration statement on Form S-4 (Registration No.333-46345) ("Registration Statement") under the Securities Act. Rule 145 under the Securities Act will be available to the Company Shareholders who receive these shares of Sterling Common Stock under
Article III to sell these shares without further registration under the Securities Act. As of its effective date, the Registration Statement complied as to form in all material respect with the applicable requirements of the Securities Act. The prospectus (the "Prospectus"), included in the Registration Statement, at the time of delivery to Company stockholders and at the time of the Company Stockholders Meeting, has complied and will comply as to form in all material respects with the applicable requirements of the Securities Act. The Registration Statement and Prospectus do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 8.3 Company Shareholder's Meeting.

         The Company, acting through the Company Board, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of approving and adopting this Agreement and approving the Merger. The Company shall cause the Company Shareholder's Meeting to occur within 45 days after the Proxy Statement is completed; provided, however, that the Company Shareholder's Meeting shall occur no later than October 15, 2003. Subject to the fiduciary duties of the Company Board under applicable law as determined by such directors in good faith after consultation with and based upon the advice of outside counsel, the Company shall include in the Proxy Statement of the Company for use in connection with the Company Shareholders' Meeting, the recommendation of the Company Board that the Company shareholders vote in favor of the approval and adoption of the Merger, this Agreement and the consummation of the transactions contemplated hereby. The Company agrees to use its best efforts to obtain the approval and adoption of the Merger and this Agreement by the Company shareholders. The Company (i) acknowledges that a breach of its covenant contained in this Section 8.3 to convene a meeting of its shareholders and call for a vote thereat with respect to the approval of this Agreement, the Merger and the transactions contemplated hereby and thereby will result in irreparable harm to Sterling which will not be compensable in monetary damages and (ii) agrees that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to Sterling for a breach of such covenant.

         Section 8.4 Filing of Regulatory Approvals.

         Within 15 Business Days following the date of this Agreement, Sterling and the Company shall file all notices and applications to the applicable Regulatory Authorities which Sterling deems necessary or appropriate to complete the transaction contemplated herein, including the Delaware Merger and the Bank Merger; provided, however, that such 15 Business Day period shall be tolled for each day during which the Company has not provided to Sterling information Sterling has requested from the Company for purposes of such notices and applications. Sterling and the Company each agree to deliver to the other copies of all non-confidential portions of any such applications. The Company shall cooperate, and shall cause its Subsidiaries, accountants, counsel and other representatives to cooperate, with Sterling and its accountants, counsel and other representatives, in connection with the preparation by Sterling of any applications and documents required to obtain the Approvals which cooperation shall include providing all information, documents and appropriate representations as may be necessary in connection therewith and, when requested by Sterling, preparing and filing regulatory applications.

         Section 8.5 Press Releases.

         Prior to the public dissemination of any press release or other public disclosure of information about this Agreement, the Merger or any other transaction contemplated hereby, the parties to this Agreement shall mutually agree as to the form and substance of such release or disclosure, except as otherwise provided by applicable law or by rules of the Nasdaq.

         Section 8.6 Company Options.

         (a) As soon as practicable after the execution of this Agreement, the Company shall notify each holder of a Company Option of the execution of this Agreement and the terms and conditions contained herein requiring the exercise of the Company Options. The Company shall use its best efforts to cause each Company Option to either be (i) exercised into shares of Company Common Stock, or (ii) terminated prior to the Effective Time as more specifically provided in Section 3.2.

         (b) The Company shall, in accordance with the terms thereof, cause all Company Stock Plans (including, without limitation, the Company's Executive Long-Term Stock Investment Plan), to be terminated at and as of the Effective Time and without further action by any party.

         Section 8.7 Miscellaneous Agreements and Consents.

         Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective commercially reasonable efforts to satisfy, or cause to be satisfied, all conditions to their respective obligations under this Agreement and to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable, including, without limitation, using their respective commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Sterling and the Company shall, and shall cause each of their respective Subsidiaries to, use their commercially reasonable efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the reasonable opinion of Sterling or the Company, desirable for the consummation of the transactions contemplated by this Agreement including the Merger and the Delaware Merger and the Bank Merger. While this Agreement is in effect, neither Sterling nor the Company shall take any actions, or omit to take any actions, which would cause this Agreement to become unenforceable in accordance with its terms. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Sterling shall be deemed to have been granted authority in the name of the Company to take all such necessary or desirable action.

         Section 8.8 Affiliates Letters.

         Within ten (10) days of the execution of this Agreement, the Company shall deliver to Sterling a letter identifying all persons who are then "affiliates" of the Company for purposes of Rule 145 under the Securities Act. Within ten (10) days of any person becoming an affiliate of the Company after the Company's delivery of the letter referred to above, the Company shall provide to Sterling an updated letter identifying all persons who are then "affiliates." The Company shall cause each person so identified to deliver to Sterling prior to the Effective Time a written agreement substantially in the form attached hereto as Annex C (an "Affiliate Letter"). For a period of not less than two years after the date hereof (or such shorter period of time as may be applicable for such "affiliates" to sell shares of Sterling Common Stock in accordance with Rule 144 of the Securities Act), Sterling will continue to file in a timely manner all securities reports required to be filed by it pursuant to
Section 13 and Section 15(d) of the Exchange Act.

         Section 8.9 Indemnification.

         (a) Sterling shall indemnify, defend and hold harmless the directors, officers, employees, and agents of the Company and its Subsidiaries (each, an "Indemnified Party") against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under the TBCA, applicable federal law or regulatory authorities, and by the Company's Articles of Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any proceeding to the full extent permitted by the TBCA, applicable federal law or regulatory authorities, upon receipt of any undertaking required by the TBCA, except that the right to indemnification shall not arise in those instances in which the party seeking indemnification has participated in the breach of any covenant or agreement contained herein or knowingly caused any representation or warranty of the Company contained herein to be false or inaccurate in any respect and the claim arises principally from such breach or the falsity or inaccuracy of such representation or warranty. Without limiting the foregoing, in any case in which a determination by Sterling is required to effectuate any indemnification, Sterling shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between Sterling and the Indemnified Party.

         (b) Sterling shall use its commercially reasonable efforts (and the Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time the Company's existing directors' and officers' liability insurance policy (provided that Sterling may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous in the aggregate or (ii) with the consent of the Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, however, that Sterling shall not be obligated to make premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to the Company's directors and officers, 100% of the annual premium payments on the

Company's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Sterling shall use its commercially reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

         (c) If sterling shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of Sterling shall assume the obligations set forth in this Section 8.9.

         (d) The provisions of this Section 8.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and representatives.

         (e) Sterling shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 8.9 if Sterling has been finally determined to have acted in bad faith in refusing such indemnity. The Indemnified Party shall pay all expenses, including reasonable attorneys' fees, incurred by Sterling if the indemnification or other obligations provided in this Section 8.9 are denied by a court of competent jurisdiction by final and nonappealable order.

         Section  8.10 Certain Change of Control Matters.

         From and after the date hereof, the Company shall take all action necessary so that none of the execution and delivery of this Agreement, the consummation of the Merger or the consummation of the other transactions contemplated hereby will either increase, or accelerate the payment of, any benefits otherwise payable under any Company Benefit Plan other than the acceleration of the vesting of the Company Options.

         Section 8.11 Employee Benefits.

         As soon as practicable following the Effective Time, Sterling shall provide generally to officers and employees of the Company and its Subsidiaries employee benefits, including without limitation health and welfare benefits, life insurance and vacation arrangements, on terms and conditions which when taken as a whole are substantially similar, in the good faith opinion of Sterling, to those provided from time to time by Sterling and its Subsidiaries to their similarly situated officers and employees. In that regard, such officers and employees of the Company shall be credited under the employee benefit plans of Sterling for their years of "eligibility service" and "vesting service" earned under the Company Benefit Plans to the extent such Company Benefit Plans were comparable to the applicable Sterling plans as if such service had been earned with Sterling. Such officers and employees of the Company shall be credited with "benefit service" under the employee benefit plans of Sterling only with respect to their period of employment with Sterling and its Subsidiaries after the Effective Time in accordance with the terms and conditions of such employee benefit plans. As of the Effective Time, the employees and their dependents, if any, previously covered as of the Effective Time under the

Company's health insurance plan shall be covered under Sterling's health insurance plan and, to the extent possible under the terms of Sterling's then current health insurance plan, will not be subject to any pre-existing condition limitations or exclusions, except those excluded under Sterling's health insurance plan. The Company's employees shall not be required to satisfy the deductible and employee payments required by Sterling's comprehensive medical and/or dental plans for the calendar year of the Effective Time to the extent of amounts previously credited during such calendar year under comparable plans maintained by the Company. Nothing in this Agreement shall operate or be construed as requiring Sterling or any of its Subsidiaries to continue to maintain or to terminate any Company Benefit Plan or any employee benefit plan of Sterling or to limit in any way Sterling's ability to amend any such plan.

         Section 8.12 Certain Actions.

         No party shall take any action which would adversely affect or delay the ability of either Sterling or the Company to obtain any necessary approvals of any Regulatory Authority or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

         Section 8.13 No Solicitation.

         (a) Neither the Company nor any of its Subsidiaries shall, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined herein), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, and the Company shall notify Sterling orally (within one business day) and in writing (as promptly as practicable), in reasonable detail, as to any inquiries and proposals which it or any of its Subsidiaries or any of their respective representatives or agents may receive; provided, however, that (i) the Company may furnish or cause to be furnished confidential and non-public information concerning the Company and its businesses, properties or assets to a third party (subject to execution by such third party of a confidentiality agreement containing confidentiality provisions substantially similar to those of the letter agreement entered into between the Company and Sterling dated November 12, 2002), (ii) following the execution of such a confidentiality agreement, the Company may engage in discussions or negotiations with a third party executing such an agreement, (iii) following receipt of an Acquisition Proposal, the Company may take and disclose to its shareholders a position with respect to such Acquisition Proposal, including, if such Acquisition Proposal is a tender offer, the Company Board may take and disclose to the Company's shareholders a position contemplated by Rule 14e-2 under the Exchange Act, and/or (iv) following receipt of an Acquisition Proposal, the Company Board may withdraw or modify its recommendation referred to in Section 5.28, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that the Company Board shall conclude in good faith (on the basis of advice from outside counsel) that such action is required in order for the Company Board to satisfy its fiduciary obligations under applicable law; provided, further, that the Company Board shall not take any of the foregoing actions referred to in clauses (i) through (iv) until after reasonable notice to and consultation with Sterling with respect to such action and that the Company Board shall continue to consult with Sterling after taking such action and, in addition, if the Company Board receives an Acquisition Proposal or any request for confidential and non-public information or for access to the properties, books or records of the Company or any Subsidiary for the purpose of making, or in connection with, an Acquisition Proposal, then the Company shall promptly inform Sterling as provided above of the terms and conditions of such proposal or request and the identity of the person making it. As used herein, the term "Acquisition Proposal" means: (x) any proposal, inquiry or offer from any person relating to, or any agreement to engage in, any acquisition or purchase of a significant amount of the assets of the Company and its Subsidiaries on a consolidated basis, or any equity interest in the Company or any of its Subsidiaries or any take-over bid or tender offer (including an issuer bid or self-tender offer) or exchange offer, merger, plan of arrangement, reorganization, consolidation, business combination, sale of substantially all of the assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement) or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger or which would or could reasonably be expected to materially dilute the benefits to Sterling of the transactions contemplated hereby or (y) any public announcement of, or written communication to the Company of, any proposal, plan or intention to do any of the foregoing. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. "Acquisition Transaction" means the transaction(s) by which an Acquisition Proposal is consummated. Nothing in this Section 8.13 shall (a) permit the Company to terminate this Agreement or
(b) permit the Company or any of its Subsidiaries to enter into any written agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement neither the Company nor any of its Subsidiaries shall enter into any written agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement in the form referred to above), it being understood that Section 10.1 sets forth the rights of the Company to terminate this Agreement.

         (b) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of Section 8.13(a) by any employee, officer or director or authorized employee, agent or representative of the Company or any of its Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant or other representative retained by the Company or any of its Subsidiaries) or otherwise shall be deemed to be a breach of Section 8.13(a) by the Company.

         Section 8.14 Termination Fee.

         To compensate Sterling for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Sterling, the Company and Sterling agree as follows:

         (a) Provided that neither Sterling nor Merger Sub shall be in material breach of its obligations under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), the Company shall pay to Sterling the sum of $400,000 (the "Termination Fee"), if this Agreement is terminated (i) by the Company under the provisions of Section 10.1(e), (ii) by either Sterling or the Company under the provisions of Section 10.1(f) due to the failure of the Company's shareholders to approve and adopt this Agreement and the Merger, if at the time of such failure to so approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to the Company and, within nine months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to any Acquisition Proposal with respect to the Company or (iii) by Sterling under the provisions of Section 10.1(g).

         (b) Any payment required by clauses (i) and (iii) of paragraph (a) of this Section 8.14 shall become payable within two Business Days after termination of this Agreement. Any payment of the Termination Fee required by clause (ii) of paragraph (a) of this Section 8.14 shall become payable within two (2) Business Days of the Company's entry into the definitive agreement referred to in clause (ii).

         (c)      The Company acknowledges that the agreements contained in this
Section 8.14 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Sterling would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee when due, the Company shall in addition thereto pay to Sterling all costs and expenses (including fees and disbursements of counsel) incurred in collecting such Termination Fee, together with interest on the amount of the Termination Fee (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Sterling at the prime rate as reported in The Wall Street Journal as in effect from time to time during such period.

         Section 8.15 Accruals.

         At the request of Sterling, the Company shall, consistent with GAAP, immediately prior to the Closing establish and take such reserves and accruals as Sterling shall reasonably request to conform the Bank's loan, accrual and reserve policies and practices to the policies of Sterling Bank, provided, however, that no such adjustment shall constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement. No adjustment shall require any prior filing with or approval from any governmental agency or regulatory authority or violate any law, rule or regulation applicable to the Company or any Subsidiary.

         Section 8.16 Certain Agreements.

         Neither the Company nor any Subsidiary (nor any of their agents or representatives) will waive any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Sterling, unless the Company Board or the board of directors of such Subsidiary concludes in good faith (based upon advice from outside counsel) that waiving such provision is necessary or appropriate in order for such board of directors to act in a manner which is consistent with its fiduciary obligations under applicable law. The Company will immediately advise Sterling of the termination or waiver of any confidentiality or standstill or similar agreement to which it is a party by the other party or parties to such agreement.

         Section 8.17 Release Agreements.

         The Company shall use its best efforts, on behalf of Sterling and pursuant to the request of Sterling, to cause each Company Specified Shareholder to execute and deliver to Sterling a written release and waiver in substantially the form attached hereto as Annex D (the "Release Agreements") prior to the Effective Time, providing for, among other things, the release of the Company, Bank, Sterling and the Surviving Corporation and their respective affiliates from any and all claims, known and unknown, that such Person has or may have against any of the foregoing through the Effective Time.

         Section 8.18 Nasdaq Listing.

         To the extent required by applicable Nasdaq rules, Sterling shall use its best efforts to have the shares of Sterling Common Stock to be issued to the holders of the Company Common Stock in the Merger included for quotation on the Nasdaq prior to the Effective Time.

         Section 8.19 Post-Closing Actions.

         None of the parties shall take, or permit any of their Subsidiaries or Affiliates to take, any action after the Closing that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         Section 8.20 Banker's and Finder's Fees.

         The Company shall pay all broker's and finder's fees to the parties identified on Section 5.22 of the Company Disclosure Memorandum, such payments to be paid prior to the Closing Date and in such a manner so as not to constitute an expense or liability of Sterling which Sterling would be required to include in any of its consolidated statements of income.

         Section 8.21 Notification; Updated Disclosure Memorandums.

         The Company shall give prompt notice to Sterling, and Sterling shall give prompt notice to the Company, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect, including, without limitation, as a result of any change in the Company Disclosure Memorandum, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         Section 8.22 Closing Date.

         The Company, Sterling and Merger Sub shall each use commercially reasonable efforts to consummate the Merger on or before January 31, 2004; provided, that the parties acknowledge that substantial compliance with the provisions of Section 8.4 of this Agreement shall constitute compliance with this Section 8.22.

         Section 8.23 Certain Tax Matters.

         (a) Tax Periods ending on or before the Closing Date. The Company shall file all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date. To the extent permitted or required by applicable law, the shareholders of the Company (the "Shareholders") shall include any income, gain, loss, deduction or other Tax items for such periods on their respective individual Tax Returns in a manner consistent with the Schedule K-1s prepared by the Company for such period. The final S corporation return will be filed using consistent elections and accounting methods and no Tax elections or accounting changes will be made which may adversely affect any Tax period during which an S election was in effect.

         (b) Cooperation on Tax Matters. Sterling and Richard E. Lane as the representative of the Shareholders ("Shareholder Representative") agree to give prompt notice to each other of any proposed adjustment to Taxes for any Pre-Closing Taxable Period. Sterling and the Shareholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.23 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholder Representative agrees to control the conduct of any audit, litigation or other proceeding for any Pre-Closing Taxable Period of the Company and to keep Sterling apprised of all material developments with respect to any such audit, litigation or other proceeding. The Shareholder Representative, the Company and its Subsidiaries and Sterling agree (i) to retain all books and records with respect to Tax matters relevant to the Company relating to any Pre-Closing Taxable Period until the expiration of the statute of limitations (and, to the extent notified by Sterling or the Shareholder Representative, any extensions thereof) of the respective Pre-Closing Taxable Periods, and to abide by all record retention agreements entered into with any Taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Shareholder Representative, as the case may be, shall allow the other party to take possession of such books and records. Sterling and the Shareholder Representative further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (c) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

         (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any Tax on corporate-level gains attributable to pre-Closing Tax periods which is triggered by or attributable to the Merger), shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Sterling will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

         (e) Disclosure of Tax Treatment or Tax Structure. Notwithstanding anything set forth herein to the contrary (including the provisions set forth in Section 8.5 or 8.13) or in any other agreement to which a party hereto is bound (including the letter agreement entered into between the Company and Sterling dated November 12, 2002), the parties hereto (and any employee, representative or other agent of any of the parties) are hereby expressly authorized to disclose the "tax treatment " and "tax structure" (as those terms are defined in Treas. Reg. Sections 1.6011-4(c)(8) and 9 respectively) of the Merger and all materials of any kind (including opinions or other tax analyses) that are provided to the parties relating to such "tax treatment" or "tax structure" of the Merger; provided, however, that (a) such disclosure shall not be made until the earlier of (i) the date of the public announcement of discussions relating to the Merger, (ii) the date of the public announcement of the Merger, or (iii) the date of the execution of an agreement to enter into the Merger, including this Agreement, (b) "tax treatment" and "tax structure" shall not include the identity of any existing or future party (or any Affiliate thereof) to this Agreement, and (c) this provision shall not permit disclosure to the extent that nondisclosure is required to comply with any applicable federal or state securities laws.

         Section 8.24 Employee Bonuses.

         Sterling agrees to cause to be paid to the employees of the Company and the Bank bonuses in respect of calendar year 2003 consistent with the past practices of the Company and the Bank; provided, however, that the aggregate bonuses to be paid shall not exceed 6% of the pre-tax net income of the Bank for the period beginning January 1, 2003 and ending on the earlier to occur of the Closing Date or December 31, 2003. In the event the Closing Date occurs prior to December 31, 2003 the pre-tax net income of the Bank shall be annualized for purposes of determining the aggregate bonuses to be paid. Any bonus to be paid pursuant to this Section 8.24 shall be paid on or after January 1, 2004 and on or before January 31, 2004.

                                   ARTICLE IX
                              CONDITIONS TO MERGER

         Section 9.1 Conditions to Each Party's Obligation to Effect the Merger.

         The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

         (a) The Company shareholders shall have approved and adopted all matters relating to this Agreement, the Merger and the transactions contemplated hereby and as required under the TBCA and the Company's Articles of Incorporation at the Company Shareholders' Meeting.

         (b) This Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby shall have been approved by the Federal Reserve Board, the Commissioner, the FDIC and any other Regulatory Authorities whose approval is required for consummation of the transactions contemplated hereby (other than the Bank Merger) and all applicable waiting periods shall have expired. No such approval or consent shall be conditioned or restricted in any manner (including requirements relating to the disposition of assets) which in the good faith judgment of Sterling would so adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or restriction been known, it would not have entered into this Agreement.

         (c) Neither Sterling, Merger Sub nor the Company shall be subject to any litigation which seeks any order, decree or injunction of a court or agency of competent jurisdiction to enjoin or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement.

         Section 9.2 Conditions to Obligations of the Company to Effect the Merger.

         The obligations of the Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

         (a) Representations and Warranties. The representations and warranties of Sterling and Merger Sub set forth in Article VI hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and the Company shall have received a certificate signed by the chairman, president or other duly authorized officer of each of Sterling and Merger Sub to that effect.

         (b) Performance of Obligations. Each of Sterling and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this

Agreement prior to the Effective Time, and the Company shall have received a certificate signed by the chairman, president or other duly authorized officer of each of Sterling and Merger Sub to that effect and as to the absence of litigation as described in Section 9.1(c).

         (c) Material Adverse Change. Prior to the Closing, there shall not have occurred any material adverse change in the financial condition, business, operations or properties of Sterling or any of its Subsidiaries, taken as a whole, nor shall any event have occurred which, with the lapse of time, may cause or create any material or adverse change in the financial condition, business, operations or properties of Sterling and its Subsidiaries, taken as a whole, in the reasonable and good faith judgment of the Company Board; provided, however, that a decrease in the market price of Sterling Common Stock as quoted on Nasdaq in and of itself shall not be deemed to be a material adverse change.

         (d) Opinion of Counsel. The Company shall have received an opinion of Locke Liddell & Sapp LLP, counsel for Sterling, addressed to the Company and in form mutually acceptable to Locke Liddell & Sapp LLP and counsel to the Company, as to the validity of the approvals of the Merger by the board of directors of Sterling and by the board of directors and shareholder of Merger Sub.

         (e) Salary Continuation Agreement. Sterling shall have guaranteed the obligations of the Bank and/or Sterling Bank under the Salary Continuation Agreement dated January 1, 2000 between Richard E. Lane and the Bank.

         Section 9.3 Conditions to Obligations of Sterling and Merger Sub to Effect the Merger.

         The obligations of Sterling and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

         (a) Representations and Warranties. The representations and warranties of the Company set forth in Article V hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and Sterling and Merger Sub shall have received a certificate signed by the chairman, chief executive officer, president or other duly authorized officer of the Company to that effect.

         (b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Sterling and Merger Sub shall have received a certificate signed by the chairman and chief executive officer, president or other duly authorized officer of the Company to that effect and as to the absence of litigation as described in Section 9.1(c).

         (c) Material Adverse Change. Prior to the Closing, there shall not have occurred any material adverse change in the Condition of the Company and any of its Subsidiaries, taken as a whole, nor shall any event have occurred which, with the lapse of time, may cause or create any material adverse change in the Condition of the Company and any of its Subsidiaries, taken as a whole, in the reasonable and good faith judgment of the Board of Directors of Sterling, and Sterling and Merger Sub shall have received a certificate signed by the chairman, chief executive officer, president or other duly authorized officer of the Company to that effect.

         (d) Opinion of Counsel. Sterling and Merger Sub shall have received an opinion of Akin Gump Strauss Hauer and Feld LLP, counsel for the Company, addressed to Sterling and Merger Sub and in form mutually acceptable to Akin Gump Strauss Hauer and Feld LLP and counsel to Sterling, as to the validity of the approvals of the Merger by the Company Board and the shareholders of the Company.

         (e) Dissenting Shares. The number of Dissenting Shares shall not exceed ten percent (10%) of the total issued and outstanding shares (as of the Effective Time) of Company Common Stock.

         (f) Release Agreements. Sterling shall have received Release Agreements, substantially in the form of Annex D, executed and delivered by each of the Company Specified Shareholders.

         (g) Affiliate Agreements. Each person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of the Company at the time this Agreement is submitted to the approval of the shareholders of the Company shall deliver to Sterling an Affiliate Letter.

         (h) Company Options. All of the Company Options shall have been fully and completely exercised or terminated and all Company Stock Plans shall have been terminated.

         (i)      Noncompete Agreements. Sterling shall have received Noncompete

         Agreements executed and delivered by Richard E. Lane and Paul D. Thornton.

         (j) Broker's and Finder's Fees and Expenses. The Company shall have fully paid all of the broker's, finder's and other fees and expenses in accordance with Section 8.20 and shall provide to Sterling satisfactory evidence of the payment, in full, of all such fees and expenses.

         (k) Consents Obtained. All consents, authorizations and approvals required to be received from, or given to, any Person (other than the matters described in Section 9.1(b)) by the Company for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, those identified in Section 5.4 of the Company Disclosure Memorandum, shall have been obtained or made by the Company.

         (l) Transactions in Capital Stock. The company shall have delivered to Sterling a list of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of the Company from and including the date of this Agreement through the Effective Time.

         (m) Salary Continuation Agreement. Richard E. Lane and the Bank shall have entered into an amendment of the Salary Continuation Agreement dated January 1, 2000 between Richard E. Lane and the Bank to the effect that the transactions contemplated by this Agreement and the merger of the Bank and Sterling Bank shall not constitute a change of control for purposes of such agreement and Sterling shall have guaranteed the obligations of the Bank and/or Sterling Bank under such agreement..

         (n) Deferred Compensation Agreement. The Restatement of Deferred Compensation Agreement effective January 1, 2000 between Paul D. Thornton and the Bank and the Deferred Compensation Agreement effective January 1, 2000 between Carlin R. Friar and the Bank shall have been terminated without payments by the Bank or by the Company in excess of $284,754.94 in the aggregate (subject to adjustments based on normal accruals under the respective Deferred Compensation Agreements).

         (o) Deferred Compensation Plan. The Company's Deferred Compensation Plan dated effective July 1, 1999 shall have been terminated and all distributions under such plan shall have been made

                                    ARTICLE X
                                   TERMINATION

         Section 10.1 Termination.

         Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement, the Merger and the transactions contemplated hereby by the shareholders of the Company, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective
Time:

         (a) by mutual consent of the Board of Directors of Sterling and the Company; or

         (b) by the Company Board or the Board of Directors of Sterling if (i) the Federal Reserve, the FDIC or the Commissioner has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or has approved the Merger subject to conditions that in the judgment of Sterling would restrict it or its Subsidiaries or Affiliates in their respective spheres of operations and business activities after the Effective Time or (ii) the Effective Time does not occur by January 31, 2004, provided, however, that the right to terminate this Agreement under clause (ii) of this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur prior to such date; or

         (c) by Sterling (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by the Company that would cause a failure of the conditions in Section 9.3, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to the Company; or

         (d) by the Company (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by Sterling that would cause a failure of the conditions in Section 9.2, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to Sterling; or

         (e) by the Company if (i) there shall not have been a breach of any covenant or agreement on the part of the Company under this Agreement and
(ii) prior to the Effective Time, the Company shall have received a bona fide Acquisition Proposal and the Company Board determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of independent legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) would result in an alternative Acquisition Transaction that is more favorable to the Company shareholders than the Merger ("Superior Proposal") and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (ii) shall not be deemed effective until payment of the Termination Fee required by Section 8.14; or

         (f) by either Sterling or the Company, if the Merger and this Agreement shall fail to receive the requisite vote for approval and adoption at the Company Shareholders' Meeting; or

         (g) by Sterling if the Company Board shall have (i) resolved to accept a Superior Proposal, or (ii) recommended to the shareholders of the Company that they tender their shares in a tender or exchange offer commenced by a third party or (iii) withdrawn or modified, in any manner that is adverse to Sterling or Merger Sub, its recommendation or approval of this Agreement or the Merger or recommended to the Company shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing;

         (h) by Sterling if the number of Dissenting Shares exceeds ten percent (10%) of the total issued and outstanding shares (as of the Effective
Time) of Company Common Stock; or

         (i) by Sterling if the factual substance of any warranties set forth in Section 5.24 is not true and accurate irrespective of the knowledge or lack of knowledge of the Company and losses, damages, environmental response costs, liabilities, fines, penalties, costs and expenses which might arise there from could reasonably exceed $50,000.

         Section 10.2 Effect of Termination.

         In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Section 8.1(e), Section
8.14 and Section 11.1 shall survive any such termination and abandonment; and
(ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

         Section 10.3 Non-Survival of Representations, Warranties and Covenants.

         Except for Article III and Article IV and Section 8.9, Section 8.19, and Section 11.1, none of the respective representations, warranties, obligations, covenants and agreements of the parties shall survive the Effective Time.

                                   ARTICLE XI
                               GENERAL PROVISIONS

         Section 11.1 Expenses.

         Each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and consummating the Merger, Sterling shall pay all printing expenses and filing fees incurred in connection with this Agreement, the Registration Statement and the Proxy Statement; provided that the Company shall pay all expenses relating to the mailing of the Proxy Statement.

         Section 11.2 Entire Agreement; Parties in Interest.

         Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Other than Section 8.9, nothing in this Agreement, expressed or implied, is intended to confer upon any individual, corporation or other entity (including, without limitation, any employee or shareholder of the Company), other than Sterling, Merger Sub and the Company or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The exhibits identified in this Agreement are incorporated by reference hereto and made a part hereof.

         Section 11.3 Amendments.

         To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each Sterling, Merger Sub and the Company; provided however, that the provisions hereof relating to the amount of the Merger Consideration shall not be amended after the Company Shareholders' Meeting without any requisite approval of the holders of the issued and outstanding shares of Company Common Stock entitled to vote thereon.

         Section 11.4 Waivers.

         Prior to or at the Effective Time, each of Sterling, Merger Sub and the Company shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by any other party of any and all of such other party's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.

         Section 11.5 No Assignment.

         None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other person or entity without the prior written consent of the other parties to this Agreement; provided, however, that Sterling may assign its rights and obligations or those of Merger Sub to any direct or indirect, wholly-owned subsidiary of Sterling, but no such assignment shall relieve Sterling of its obligations hereunder if such assignee does not perform such obligations.

         Section 11.6 Notices.

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by courier, by facsimile transmission, or by registered or certified mail, postage prepaid to the persons at the addressees set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Company:                      South Texas Capital Group, Inc.
                              400 W. Houston
                              San Antonio, Texas 78207
                              Attention:  Richard E. Lane, Chairman of the Board
                              Facsimile:  (210) 541-7939

With a copy to:               Akin Gump Strauss Hauer and Feld LLP
                              300 Convent Street, Suite 1500
                              San Antonio, Texas 78205
                              Attention:  Cecil Schenker
                              Facsimile:  (210) 224-2035

Sterling or Merger Sub:       Sterling Bancshares, Inc.
                              2550 North Loop West, Suite 600
                              Houston, Texas 77092
                              Attention:  J. Downey Bridgwater, President and
                                             Chief Executive Officer
                              James W. Goolsby, Jr., General Counsel
                              Facsimile:  (713) 849-5498

With a copy to:               Locke Liddell & Sapp LLP
                              3400 JPMorgan Chase Tower
                              600 Travis Street
                              Houston, Texas 77002
                              Attention:  Annette L. Tripp
                              Facsimile:  (713) 223-3717

         Section 11.7 Specific Performance.

         The parties hereby acknowledge and agree that the failure of either party to fulfill any of its covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Merger, will cause irreparable injury for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the other party's obligations and to the granting by any such court of the remedy of specific performance hereunder.

         Section 11.8 Governing Law.

         This Agreement shall in all respects be governed by and construed in accordance with the laws of the state of Texas applicable to contracts executed and to be performed in that state without giving effect to any choice of law principles. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Houston, Harris County, Texas.

         Section 11.9 Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature, provided a copy bearing an original signature on paper is subsequently delivered. "Originally signed" or an "original signature" means or refers to a signature that has not been mechanically or electronically reproduced.

         Section 11.10 Captions.

         The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         Section 11.11 Severability.

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

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                                      -61-

         IN WITNESS WHEREOF, Sterling, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          STERLING BANCSHARES, INC.

                                          By: /s/J. Downey Bridgwater
                                              ----------------------------------
                                              J. Downey Bridgwater,

                                          SB 2003, INC.

                                          By: /s/ James W. Goolsby, Jr.
                                              ----------------------------------
                                              James W. Goolsby, Jr., President
                                              and Secretary

                                          SOUTH TEXAS CAPITAL GROUP, INC.

                                          By: /s/ Richard E. Lane
                                              ----------------------------------
                                              Name: Richard E. Lane
                                              President and Chief Executive
                                              Officer

The undersigned has executed this Agreement on the date hereof for the limited purpose of agreeing to be bound by the terms and provisions of Section 8.23(b) of this Agreement.

                                          /s/ Richard E. Lane
                                          --------------------------------------
                                          Richard E. Lane